Exhibit 4.15

CREDIT AGREEMENT

Dated as of March 29, 2019

among

Navigator Ethylene Terminals LLC,

as Borrower

ING CAPITAL LLC,

as Administrative Agent

and

The Lenders Party Hereto

ING CAPITAL LLC

and

SG AMERICAS SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	36
1.03	Accounting Terms	37
1.04	Rounding	37
1.05	Times of Day; Rates	37

ARTICLE II. THE COMMITMENTS AND BORROWINGS		38

2.01	The Loans	38
2.02	DSR Letters of Credit	38
2.03	Borrowings, Conversions and Continuations of Loans	43
2.04	Termination or Reduction of Commitments	44
2.05	Prepayments	45
2.06	Terms of Prepayments	48
2.07	Termination of Commitments	48
2.08	Repayment of Loans	49
2.09	Interest	49
2.10	Fees	49
2.11	Computation of Interest and Fees	50
2.12	Evidence of Indebtedness	50
2.13	Payments Generally; Administrative Agent’s Clawback	51
2.14	Sharing of Payments by Lenders	52
2.15	Defaulting Lenders	53
2.16	Conversion	54

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		56

3.01	Taxes	56
3.02	Illegality	61
3.03	Inability to Determine Rates	61
3.04	Increased Costs; Reserves on LIBO Rate Loans	62
3.05	Compensation for Losses	63
3.06	Mitigation Obligations; Replacement of Lenders	64
3.07	Survival	64
3.08	Effect of Benchmark Discontinuance Event	65

ARTICLE IV. CONDITIONS PRECEDENT		66

4.01	Conditions Precedent to the Closing Date	65
4.02	Conditions to Borrowings of Term Loans after the Closing Date	71
4.03	Conditions to Commitment Availability Increases	74
4.04	Conditions to Issuance of each DSR Letter of Credit	75

ARTICLE V. REPRESENTATIONS AND WARRANTIES		75

5.01	Existence, Qualification and Power.	75
5.02	Authorization; No Contravention	75
5.03	Governmental Authorization; Other Consents	76
5.04	Binding Effect	77
5.05	Financial Statements; No Material Adverse Effect	77
5.06	Litigation	78
5.07	Indebtedness	78
5.08	Nature of Borrower; Ownership of Property; Liens; Investments	78
5.09	Environmental Compliance	79
5.10	Taxes	79
5.11	Margin Regulations; Investment Company Act	80
5.12	Disclosure	80
5.13	Compliance with Laws	81
5.14	Solvency	81
5.15	OFAC; FCPA; USA Patriot Act	81
5.16	Intellectual Property.	82
5.17	Material Project Documents.	82
5.18	Required Insurance.	83
5.19	Condemnation.	83
5.20	Conversion Date.	83
5.21	Project Accounts.	83
5.22	Ownership.	84
5.23	ERISA.	84
5.24	No Force Majeure	84
5.25	Pari Passu	84
5.26	Labor Matters	84
5.27	Operating Arrangements	84

ARTICLE VI. AFFIRMATIVE COVENANTS		85

6.01	Financial Statements	85
6.02	Certificates; Other Information	85
6.03	Notices	88
6.04	Payment of Obligations	89
6.05	Preservation of Existence, Etc.	89
6.06	Material Project Documents.	89
6.07	Compliance with Laws	90
6.08	Project Construction; Maintenance of Property.	90
6.09	Insurance.	90
6.10	Maintenance of Governmental Authorizations.	91
6.11	Operation of the Project.	91
6.12	Books and Records	91
6.13	Inspection Rights	92
6.14	Use of Proceeds	92
6.15	Collateral Matters	93

6.16	Project Company LLC Agreement and Fundamental Matter Approval.	93
6.17	Lenders’ Reliability Test.	93
6.18	Further Assurances.	94
6.19	Information Regarding Collateral	94
6.20	Anti-Corruption Laws	94
6.21	Distribution of Available Cash.	94
6.22	Secured Hedge Agreements.	94
6.23	Separateness.	95
6.24	Delivery of Additional Project Documents.	95
6.25	Pre-Existing Bank Account	95
6.26	Payment of Fees	95
6.27	Project Accounts.	96

ARTICLE VII. NEGATIVE COVENANTS		96

7.01	Liens	96
7.02	Indebtedness	96
7.03	Investments.	97
7.04	Fundamental Changes	97
7.05	Dispositions	98
7.06	Restricted Payments	98
7.07	Conduct of Business	100
7.08	Transactions with Affiliates	100
7.09	Burdensome Agreements	100
7.10	Financial Covenant	100
7.11	Amendments of Organization Documents	100
7.12	Change in Fiscal Year	100
7.13	Amendment, Etc. of Material Project Documents, and Indebtedness	100
7.14	ERISA	101
7.15	Swaps.	101
7.16	Sale and Leasebacks.	101
7.17	Other Accounts.	101
7.18	Tax Status.	101
7.19	Applicable Governmental Authorizations.	102
7.20	Acceptance.	102
7.21	Sanctions; Anti-Corruption Use of Proceeds.	102

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		103

8.01	Events of Default	103
8.02	Remedies upon Event of Default	106
8.03	Application of Funds	106
8.04	Equity Cure Right	107

ARTICLE IX. ADMINISTRATIVE AGENT		108

9.01	Appointment and Authority	108

9.02	Rights as a Lender	108
9.03	Exculpatory Provisions	108
9.04	Reliance by Administrative Agent	110
9.05	Delegation of Duties	110
9.06	Resignation of the Administrative Agent	110
9.07	Non-Reliance on Administrative Agent and Other Lenders	111
9.08	No Other Duties, Etc.	111
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	112

ARTICLE X. MISCELLANEOUS		112

10.01	Amendments, Etc.	112
10.02	Notices; Effectiveness; Electronic Communications	114
10.03	No Waiver; Cumulative Remedies; Enforcement	116
10.04	Expenses; Indemnity; Damage Waiver	117
10.05	Payments Set Aside	119
10.06	Successors and Assigns	119
10.07	Treatment of Certain Information; Confidentiality	123
10.08	Right of Setoff	124
10.09	Interest Rate Limitation	124
10.10	Counterparts; Integration; Effectiveness	125
10.11	Severability	125
10.12	Replacement of Lenders	125
10.13	Governing Law; Jurisdiction; Etc.	126
10.14	WAIVER OF JURY TRIAL	127
10.15	No Advisory or Fiduciary Responsibility	127
10.16	Electronic Execution of Assignments and Certain Other Documents	128
10.17	USA PATRIOT Act	128
10.18	Acknowledgment and Consent to Bail-In of EEA Financial Institution	129
10.19	Non-Recourse	129

SCHEDULES
1.01(A)	Target Debt Balance
1.01(B)	Lenders’ Reliability Test
1.01(C)	Amortization Schedule
2.01	Commitments
5.03	Applicable Governmental Authorizations
6.09	Required Insurance
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Notice of Conversion/Continuation
A-3	Notice of Issuance
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Borrower’s Construction Drawdown Certificate
F	Lenders’ Technical and Environmental Consultant’s Certificate
G	Forms of United States Tax Compliance Certificates
H	Solvency Certificate
I-1	Lenders’ Technical and Environmental Consultant’s Conversion Certificate
I-2	Borrower’s Conversion Certificate
J	Knowledge Parties
K	Form of DSR Letter of Credit
L	Subordination Terms

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 29, 2019, among NAVIGATOR ETHYLENE TERMINALS LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto, each Issuing Lender from time to time party hereto, and ING CAPITAL LLC, as Administrative Agent.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has entered into a joint venture with Enterprise Products Operating LLC (“Enterprise”) pursuant to the Amended and Restated Limited Liability Company Agreement of Enterprise Navigator Ethylene Terminal LLC (“Project Company”) to develop, construct and operate a new one million tons per annum ethylene export facility located in Morgan’s Point, Harris County, Texas (the “Project”).

WHEREAS, the Borrower will use the proceeds of the Term Loans to (i) make a capital contribution from the Borrower to the Project Company to be used solely for payment of Project Costs, (ii) pay Debt Service during construction, (iii) pay financing costs associated with the Transaction, and (iv) fund the Debt Service Reserve Account in an amount up to the Debt Service Reserve Required Amount.

WHEREAS, the Borrower will use the Issuing Commitments for issuances of DSR Letters of Credit.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Bank” means (a) a bank or other financial institution whose long-term unsecured and unguaranteed debt meets two or more of the following ratings: (i) at least A- (or the equivalent) by S&P, (ii) at least A3 (or the equivalent) by Moody’s or (iii) at least A- (or the equivalent) by Fitch and (b) with respect to the Issuance of a DSR Letter of Credit, ING Capital LLC.

“Additional Offtake Agreement” means any Terminal Services Agreement for Export of Ethylene entered into by the Project Company following the Closing Date.

“Additional Project Document” means each contract, instrument or agreement related to the construction, testing, maintenance, repair, operation or use of, or sales of product from, the Project entered into by the Project Company and any other Person subsequent to the Closing Date, which, in each case, involves revenues or expenses to the Project Company in excess of $1,000,000 per annum or $3,000,000 in the aggregate; provided that all related contracts, agreements, letters of intent, instruments and understandings entered into substantially concurrently with the same counterparty shall be considered one contract for purposes of this definition; provided, further, that no contract, instrument or agreement shall constitute an Additional Project Document if it is: (a) entered into by the Project Company to provide for a committed term of one year or less, so long as such contract, instrument or agreement does not result in any violation of any material term or provision of the Commitment Offtake Agreements or the Terminal Service Agreement, (b)(I) entered into by the Project Company (A) in the ordinary course of business in connection with the furnishing of goods or the performance of services or (B) in the course of performing its obligations under any contract, instrument or agreement or undertaking of the sort described in clause (a) and (II) can be readily replaced by other contracts, instruments or agreements having substantially similar terms and conditions, (c) a Permitted Swap Contract or (d) entered into in connection with (I) the incurrence of permitted Indebtedness in accordance with Section 7.02 or (II) Disposition permitted hereunder, except that any such contract, instrument or agreement that would otherwise not constitute an Additional Project Document by reason of clauses (a) or (b) of the foregoing proviso shall be an Additional Project Document if the transaction or series of related transactions contemplated thereby commits the Project Company to spend more than $1,000,000 per annum.

“Administrative Agent” means ING Capital LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitment” means $82,500,000.

“Aggregate Term Loan Commitment” means $75,000,000.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 10.01.

“Applicable Governmental Authorization” means, at any time, those Governmental Authorizations that are material and necessary at such time to the development, construction or operation of the Project to construct, test, operate, maintain, repair, own or use the Project as contemplated by the Transaction Documents and the Material Project Documents, to enter into any Transaction Document or any Material Project Document or to consummate any transaction contemplated thereby.

“Applicable Percentage” means, as to any Lender at any time, (a) with respect to the Term Loan Commitment, the percentage that such Lender’s Term Loan Commitment then constitutes of the Aggregate Term Loan Commitment, (b) with respect to the Letter of Credit Loan Commitment, the percentage that such Lender’s Letter of Credit Loan Commitment then constitutes of the aggregate Letter of Credit Loan Commitment and (c) with respect to the Commitments collectively, the percentage that such Lender’s Term Loan Commitment and Letter of Credit Loan Commitment then constitutes of the Aggregate Commitment. The initial Applicable Percentage of each Lender in respect of the Term Loan Commitment and the Aggregate Commitment is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, in respect of the Loans, (a) during the period commencing on the Closing Date and ending on the day immediately prior to the Conversion Date, a percentage equal to 1.50% per annum for Base Rate Loans and 2.50% per annum for LIBO Rate Loans, (b) during the period commencing on the Conversion Date and ending on the third anniversary of the Conversion Date, a percentage equal to 1.75% per annum for Base Rate Loans and 2.75% per annum for LIBO Rate Loans, and (c) during the period commencing on the day immediately following the third anniversary of the Closing Date and ending on the Maturity Date, a percentage equal to 2.00% per annum for Base Rate Loans and 3.00% per annum for LIBO Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, ING Capital LLC and SG Americas Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Availability Period” means the Term Loan Availability Period or the Letter of Credit Availability Period (as the context requires).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Event” has the meaning specified in Section 8.01(f).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the “prime rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time and as determined by the Administrative Agent, and (c) the LIBO Rate plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark Discontinuance Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(c) a LIBO Rate is not published by the administrator of the LIBO Rate for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of the LIBO Rate or by the regulatory supervisor for the administrator of the LIBO Rate;

(d) a public statement or publication of information by the administrator of the LIBO Rate that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy; or

(e) a public statement by the regulatory supervisor for the administrator of the LIBO Rate or any Governmental Authority having jurisdiction over the Administrative Agent announcing that the LIBO Rate is no longer representative or may no longer be used.

“Benchmark Replacement Date” means (a) for purposes of clauses (a) and (b) of the definition of Benchmark Discontinuance Event, the later of (i) the date of such public statement or publication of information and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate, (b) for purposes of clause (c) of the definition of Benchmark Discontinuance Event, the first Business Day following such five consecutive Business Days, (c) for purposes of clause (d) of the definition of Benchmark Discontinuance Event, the later of (i) the date of such public statement or publication of information and (ii) the date such insufficient submissions policy is invoked, and (d) for purposes of clause (e) of the definition of Benchmark Discontinuance Event, the later of (i) the date of such public statement and (ii) the date as of which the LIBO Rate may no longer be used (or, if applicable, is no longer representative).

“Benchmark Transition Determination” means:

(a) (i) the determination of the Administrative Agent (which determination shall be conclusive absent manifest error) or (ii) the notification by the Borrower or Required Lenders to the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders, as applicable, have determined that one or more Benchmark Discontinuance Events has occurred with respect to the LIBO Rate; or

(b) (i) the determination of the Administrative Agent (which determination shall be conclusive absent manifest error) or (ii) the notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated loans being executed at such time, or that include language similar to that contained in Section 3.08, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and the Administrative Agent has, or the Required Lenders have, as applicable, elected in its or their discretion to make a Benchmark Transition Determination by written notice to the Borrower and the Lenders or to the Administrative Agent, Borrower and Lenders, respectively.

“Benchmark Transition Start Date” means (a) for purposes of a Benchmark Discontinuance Event pursuant to clause (a) of the definition of Benchmark Transition Determination, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Discontinuance Event is a statement or publication of a prospective event, the 90th day prior to the expected date of such event as of such statement or publication (or if the expected date of such prospective event is fewer than 90 days after such statement or publication of information, the date of such statement or publication of information) and (b) for purposes of clause (b) of the definition of Benchmark Transition Determination, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means the period (a) beginning at the time that either (i) a Benchmark Replacement Date has occurred or (ii) a LIBO Rate is not published by the administrator of the LIBO Rate, if, at any such time, either (1) no amendment to this Agreement setting forth a Replacement Benchmark has been made effective or (2) in the determination of the Administrative Agent, adequate and reasonable means do not exist for determining the Replacement Benchmark that has replaced the LIBO Rate pursuant to a then-effective amendment to this Agreement and (b) ending at the time that either (i) both (1) an amendment to this Agreement setting forth a Replacement Benchmark has been made effective and (2) in the determination of the Administrative Agent, adequate and reasonable means exist for determining the Replacement Benchmark that has replaced the LIBO Rate pursuant to a then-effective amendment to this Agreement or (ii) solely with respect to a period beginning pursuant to clause (a)(ii) of this definition, a LIBO Rate is published by the administrator of the LIBO Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Required Insurance” has the meaning specified in Section 6.09(c).

“Borrowing” means a group of Term Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Date” has the meaning specified in Section 4.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and, if such day relates to any LIBO Rate Loan, means any such day that is also a London Banking Day.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower free and clear of all Liens (other than Permitted Liens):

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $1,000,000,000.

“Cash Flow Available for Debt Service” means, with respect to any period, an amount equal to (a) the amount of Revenue deposited (or, with respect to any future period, reasonably projected in good faith consistent with the assumptions underlying the Financial Model, to be deposited) into the Revenue Account during such period minus (b) all amounts paid (or, with respect to any future period, reasonably projected in good faith consistent with the assumptions underlying the Financial Model, to be paid) during such period pursuant to clauses (A) and (B) of Section 3.03(b)(i) of the Depositary Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (i) prior to the first anniversary of the Conversion Date, any reduction in the Borrower’s direct ownership of the Equity Interests in the Project Company below 50% or (ii) prior to the first anniversary of the Conversion Date, the Sponsor fails to own and control, directly or indirectly, 100% of the Equity Interests in the Borrower.

“Closing Date” means the date on which the conditions set forth in Section 4.01 are satisfied (or waived by the Administrative Agent with the consent of all Lenders).

“Closing Date Financial Statements” means the financial statements delivered to the Administrative Agent pursuant to Section 4.01(b)(iii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” means The Bank of New York Mellon, and includes each other Person appointed as the successor Collateral Agent pursuant to the Intercreditor Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Depositary Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means the Term Loan Commitment or the Letter of Credit Loan Commitment (as the context requires).

“Commitment Availability” means the quantum of debt that provides a Projected Debt Service Coverage Ratio of at least 1.15x at each Repayment Date through the Maturity Date based on Contracted Cash Flows under the Commitment Offtake Agreements then in effect, with a balloon payment that can be fully repaid from Contracted Cash Flows under the Commitment Offtake Agreements then in effect expected to be received from the Maturity Date through the remaining tenor of such Commitment Offtake Agreements as demonstrated by an updated Financial Model reviewed by the Lenders’ Technical and Environmental Consultant and approved by each Lender (such approval not to be unreasonably withheld) and delivered to the Administrative Agent together with a certificate of a Responsible Officer of the Borrower stating that such projections and supporting documents were prepared in good faith by the Borrower and are based upon assumptions which the Borrower considers to be reasonable. The Commitment Availability as of the Closing Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $23,000,000.

“Commitment Fee Rate” means, as of any date of determination, a percentage equal to 35% of the Applicable Rate for LIBO Rate Loans

“Commitment Fees” has the meaning specified in Section 2.10(c).

“Commitment Offtake Agreements” means the Marubeni TSA, the Flint Hills TSA and each Increase Commitment Offtake Agreement.

“Committed Loan Notice” means a notice of a borrowing of Loans, which notice shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Completion Reserve Account” has the meaning specified in the Depositary Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction Account” has the meaning specified in the Depositary Agreement.

“Construction Budget and Schedule” means a reasonably detailed schedule of the development and construction of the Project, a detailed total budget for the development and construction of the Project and an indicative monthly schedule for contemplated Construction Period Capital Contributions to be made under the Project Company LLC Agreement, each as prepared by or on behalf of the Project Company, delivered on or before the Closing Date, and containing a detailed description of Project Costs incurred and expected to be incurred, in each case, for the period commencing on the date of such Construction Budget and Schedule through the expected date of Final Completion.

“Construction Drawdown Certificate” means a certificate substantially in the form of Exhibit E.

“Construction Management Agreement” means (a) the Construction Agreement, dated as of January 30, 2018, between Enterprise and the Project Company or (b) any subsequent agreement entered into pursuant to Section 6.2 of the Project Company LLC Agreement.

“Construction Manager” means the Material Project Party to the Construction Management Agreement.

“Construction Period Capital Contributions” has the meaning specified in the Project Company LLC Agreement.

“Construction Report” means any report delivered pursuant to Section 6.02(f), which shall set forth in reasonable detail: (i) estimated dates on which Mechanical Completion, Final Completion and In-Service Date shall be achieved; (ii) the Borrower’s then-current estimate of anticipated Project Costs through Final Completion as compared to the Construction Budget and Schedule and reasons for material variances, and in the event of a material variance, the reasons therefor, and such other information reasonably requested by the Lenders; (iii) any occurrence of which the Borrower or Lenders’ Technical and Environmental Consultant is aware that could reasonably be expected to (A) increase the total aggregate Project Costs above those set forth in the Construction Budget and Schedule or the Construction Budget (as defined in the Project Company LLC Agreement), (B) delay Final Completion beyond the Date Certain or (C) have a Material Adverse Effect; (iv) if Final Completion is not anticipated to occur on or before the Date Certain, the reasons therefor (and a schedule recovery plan); (v) the status of construction of the Project, including progress under each of the EPC Contracts (and a description of any material defects or deficiencies with respect thereto) and the proposed construction schedule for the following ninety (90) days, including a description, as compared with the Construction Budget and Schedule of engineering, procurement, construction, commissioning, and testing status (including actual percentage complete versus planned percentage complete, document status, significant activities accomplished and planned and a summary of milestones planned and actually completed); (vi) the status of the Applicable Governmental Authorizations necessary for the Project, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Governmental Authorities with respect to such Applicable Governmental Authorizations; and (vii) a listing of reportable environmental, health and safety incidents as well as any unplanned related impacts, events, accidents or issues that occurred during the report period and the compliance with Environmental Laws.

“Contracted Cash Flows” means the aggregate of the product of Quarterly Quantity then in effect under each Commitment Offtake Agreement and the Terminal Fee then in effect under such Commitment Offtake Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” has the meaning specified in Section 2.16.

“Credit Rating Agencies” means S&P, Moody’s and Fitch.

“Cure Amount” has the meaning assigned to such term in Section 8.04.

“Cure Right” has the meaning assigned to such term in Section 8.04.

“Date Certain” means December 31, 2020.

“Debtor Relief Laws” means the Bankruptcy Code, as now or hereafter in effect, or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Service” means, for any period, the sum of (a) all agent fees, depositary bank fees, commitment fees, letter of credit fees and all similar fees owed in connection with the Obligations, in each case, scheduled to become due and payable during such period, (b) interest on the Obligations scheduled to become due and payable during such period, (c) principal payments of the Obligations scheduled to become due and payable during such period, and (d) ordinary course settlement amounts and termination payments payable by the Borrower under Permitted Swap Contracts (without duplication of interest amounts payable under this Agreement), in each case net of amounts received by the Borrower thereunder during the relevant period.

“Debt Service Coverage Ratio” means, with respect to any period, the ratio of: (a) Cash Flow Available for Debt Service during such period to (b) Debt Service during such period.

“Debt Service Reserve Account” has the meaning assigned to such term in the Depositary Agreement.

“Debt Service Reserve Required Amount” has the meaning assigned to such term in the Depositary Agreement.

“Debt to Equity Ratio” means: (a) for the purposes of Section 4.02(g), the ratio of (i) the aggregate principal amount of Loans outstanding as of the date of the proposed Borrowing (after giving effect to such Borrowing) to (ii) the aggregate amount of Equity Contributions on or prior to the date of the first Borrowing of the Term Loans plus all Pre-Conversion Revenues received by the Borrower on or prior to the date of the proposed Borrowing and (b) for the purposes of Sections 2.05(b)(x) and 2.16(u), the ratio of (i) the sum of the aggregate principal amount of Loans outstanding as of the Conversion Date (after giving effect to any prepayment made pursuant to Section 2.05(b)(x)) to (ii) the aggregate amount of Equity Contributions on or prior to the date of the first Borrowing of the Term Loans plus all Pre-Conversion Revenues received by the Borrower.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided that, with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Depositary Agreement” has the meaning specified in Section 4.01(a)(iv).

“Depositary Bank” has the meaning specified the Depositary Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of country-wide or territory-wide Sanctions (currently, Cuba, Iran, Sudan, Syria, North Korea, and the Crimea region of Ukraine).

“Disbursement Date” has the meaning specified in Section 2.02(g).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the transactions contemplated by the Loan Documents, which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Loan Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Loan Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollar” and “$” mean lawful money of the United States.

“DSR Letter of Credit” means any letter of credit issued or continued by any Issuing Lender to the Collateral Agent, as beneficiary, to fund the Debt Service Reserve Account and substantially in the form of Exhibit K.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Eligible Person (subject to such consents, if any, as may be required under Section 10.06(b)(iii)) other than (a) the Sponsor, any Loan Party or any of their Affiliates, (b) any natural Person or (c) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (c).

“Eligible Person” means any bank, financial institution, multilateral agency, development financial institution, trust, Approved Fund, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) or any Lender or any Affiliate of a Lender or any other entity or Person, that in each case is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) in the ordinary course of business; provided that, in the case of trusts and funds that are not Approved Funds, such entity shall be experienced in the financing of energy and natural resource projects.

“Enterprise” has the meaning specified in the Preliminary Statements.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials) or worker safety, including those relating to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any Governmental Authorization required under any Environmental Law.

“EPC Contracts” means the Liquefaction EPC Contract and the Storage Tank EPC Contract.

“EPC Contractors” means the Material Project Parties who are counterparties to the EPC Contracts.

“Equator Principles” means the principles named “The Equator Principles – A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” adopted by various financial institutions in the form dated June 2013.

“Equity Contributions” means amounts that the Borrower has demonstrated were contributed to the Project Company pursuant to a Call Notice that has been delivered to the Administrative Agent.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, but excluding debt convertible into or exchangeable for equity.

“Equity Interest Disposition Prepayment Amount” has the meaning specified in Section 2.05(b)(viii).

“Equity Percentage” means the ownership share in the Project Company of the Borrower, as established in Exhibit C of the Project Company LLC Agreement and updated from time to time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001(b) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means a single insured event or a related series of insured events causing any loss of, destruction of or damage to, or any condemnation or other taking of (including by eminent domain), all or any portion of the property or assets of the Project Company giving rise to an insurance claim or payment of Net Cash Proceeds in excess of $1,000,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.12) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means:

(a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official written interpretations thereof and any written agreements entered into pursuant to Section 1474(b)(1) of the Code; or

(b) any treaty, law, regulation or other official written guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c) any written agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (i) the fee letters, dated as of the date hereof, between the Borrower and each of the Lenders and (ii) the fee letter, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Fee Payment Date” means (a) each March 31, June 30, September 30 and December 31, (b) the last day of the Availability Period and (c) the Maturity Date; provided that, if a Fee Payment Date is on a day other than a Business Day, the payment shall be due on the next succeeding Business Day.

“Financial Covenant” means the covenant set forth in Section 7.10.

“Final Completion” has the meaning assigned to such term in the Liquefaction EPC Contract.

“Financial Model” means the financial model forecasting the revenues and expenditures of the Project for time periods, and based upon assumptions and methodology agreed upon by the Borrower and the Lenders (including the terms of the Commitment Offtake Agreements and the report of the Market Consultant delivered pursuant to Section 4.01(b)(v)) on the Closing Date, as attached as Exhibit O, updated as required pursuant to the definitions of “Projected Debt Service Coverage Ratio” and “Commitment Availability” and Sections 2.05(b)(viii), 2.16(s) and 4.03(b).

“First Repayment Date” means the date that is the earlier of (i) the first March 31, June 30, September 30 or December 31 to occur at least ninety (90) days after the Conversion Date and (ii) March 31, 2021.

“Fitch” means Fitch Ratings, and any successor thereto.

“Flint Hills TSA” means the Terminal Services Agreement for Export of Ethylene, dated as of January 25, 2018, by and between Flint Hills Resources LP and Enterprise Products Operating LLC.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any and all franchises, licenses, leases, permits, clearances, determinations, consents, filings, consultations (to the extent required under applicable Environmental Law), rights of way, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications and other rights, privileges and approvals with, from or issued by or to a Governmental Authority under any Law (including any Environmental Law).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to, or as to which liability may be imposed by, any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Permitted Swap Contract, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Permitted Swap Contract.

“Holdings” means Navigator Terminal Invest Limited, a private company limited by shares incorporated in England and Wales.

“ICA” means the portions of the Interstate Commerce Act applicable to oil pipeline regulation, as published in 49 App. U.S.C. § 1, et seq. (1988).

“Impacted Loans” has the meaning assigned to such term in Section 3.03.

“Increase Commitment Offtake Agreement” means any Additional Offtake Agreement that (a) has a minimum tenor of five (5) years, (b) has commercial terms no less favorable than those in the Marubeni TSA and Flint Hills TSA, in each case, taken as a whole, (c) is with a creditworthy counterparty (as determined at the reasonable discretion of the Required Lenders) and (d) has been used to support an increase to the Commitment Availability.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations to pay rent or other amounts under a lease required to be capitalized for financial reporting purposes (and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP);

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indemnity Payments” means all indemnity or similar payments payable to the Borrower under any of the Material Project Documents to which the Borrower is party.

“Indirect Project Company Obligations” has the meaning specified in Section 5.23.

“Information” has the meaning specified in Section 10.07.

“In-Service Date” has the meaning assigned to the term “Ethylene Terminal Complex In-Service Date” (or other similar term) in the Commitment Offtake Agreements.

“Insurance Consultant” means Aon Risk Services, or a successor insurance consulting firm of nationally recognized standing reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders).

“Insurance Consultant Report” means Ethylene Terminal Insurance Requirements Insurance Due Diligence, dated March 27, 2019, updated as required pursuant to Section 6.09.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent, the Collateral Agent and each other Person that becomes a party thereto in accordance with its terms.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that, if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last day of each March, June, September and December, and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issue” means, with respect to any DSR Letter of Credit, to issue, extend the expiration date of (whether automatically or otherwise), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such DSR Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Issuing Commitment” means, for each Issuing Lender, the commitment to Issue DSR Letters of Credit in accordance with the terms of this Agreement, expressed as such Issuing Lender’s maximum Letter of Credit Exposure at any time, as such commitment may be reduced or increased from time to time pursuant to the terms of this Agreement. The initial amount of each Issuing Lender’s Issuing Commitment is set forth on Schedule 2.01.

“Issuing Lender” means each Lender identified on Schedule 2.01 as an Issuing Lender, in each case in its capacity as an issuer of DSR Letters of Credit hereunder and each other Person that acquires the rights and obligations of any Issuing Lender in accordance with Section 9.04.

“Knowledge” means, with respect to any of the Loan Parties, the Project Company or the Sponsor, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Exhibit J hereto; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of this Agreement or any other Loan Document.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, common law, regulations, rules, ordinances, codes and administrative or judicial precedents or authorities, and all applicable administrative orders, directed duties, requests and Governmental Authorizations.

“Lease Agreement” means the Lease and Agreement, dated as of January 30, 2018, by and between Enterprise Products Operating LLC, as landlord, and the Project Company, as tenant.

“Lender” means each Term Lender or each Issuing Lender (as the context requires); provided that Sections 10.06 and 10.12 shall apply only to Term Lenders.

“Lenders’ Reliability Test” means the test designed to demonstrate the operational capabilities of the Project, per the testing procedures established and set forth on Schedule 1.01(B).

“Lenders’ Technical and Environmental Consultant” means Arup USA Inc., or a successor engineering firm of nationally recognized standing reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders).

“Lenders’ Technical and Environmental Consultant’s Certificate” means the certificate of the Lenders’ Technical and Environmental Consultant in the form of Exhibit F delivered in connection with each Borrowing.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit Availability Period” means the period from and including the Conversion Date to but excluding the earlier of (a) the Maturity Date and (b) the date of the termination of the Letter of Credit Loan Commitments pursuant to the terms of this Agreement.

“Letter of Credit Disbursement” means a payment made by any Issuing Lender pursuant to a DSR Letter of Credit.

“Letter of Credit Documents” means each DSR Letter of Credit and, if required by the applicable Issuing Lender, the application for each DSR Letter of Credit.

“Letter of Credit Exposure” means, with respect to any Issuing Lender, at any time, the sum of (a) the aggregate undrawn amount of any DSR Letter of Credit at such time issued by such Issuing Lender plus (b) the aggregate amount of all Letter of Credit Disbursements of such Issuing Lender that have not yet been reimbursed (through Letter of Credit Loans or otherwise) by or on behalf of the Borrower at such time.

“Letter of Credit Fee” has the meaning assigned to such term in Section 2.10(d).

“Letter of Credit Loan” means a Loan made by the Issuing Lenders in respect of a Letter of Credit Disbursement pursuant to Section 2.02(h).

“Letter of Credit Loan Commitment” means with respect to each Issuing Lender, the commitment, if any, of such Issuing Lender to make Letter of Credit Loans following a Letter of Credit Disbursement, expressed as an amount representing the maximum aggregate amount that such Lender agrees to make available as its Letter of Credit Loans, as such commitment may be reduced or increased from time to time pursuant to the terms of this Agreement. The initial amount of each Issuing Lender’s Letter of Credit Loan Commitment is set forth on Schedule 2.01. The initial aggregate amount of all the Issuing Lenders’ Letter of Credit Loan Commitments is $7,500,000.

“LIBO Rate” means:

(a) for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate (which comparable or successor rate is approved by the Administrative Agent in its reasonable discretion), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that, (i) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the sum of (x) the relevant Applicable Rate and (y) the Base Rate (not including clause (c) of the definition thereof) and (ii)(x) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice and (y) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. In no event shall the LIBO Rate be deemed to be less than zero.

“LIBO Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “LIBO Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquefaction EPC Contract” means the Lump Sum Turnkey Engineering, Procurement and Construction Agreement, dated as of July 10, 2018, by and between the Project Company and BPC Morgan’s Point.

“Loan” means a Term Loan or an Letter of Credit Loan (as the context requires).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the DSR Letters of Credit and (e) the Fee Letters.

“Loan Parties” means, collectively, the Borrower and Holdings.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Market Consultant” means Nexant, Inc., or a successor ethylene market consulting firm of nationally recognized standing reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders).

“Market Consultant Report” means Enterprise Navigator Ethylene Terminal, dated March 2019.

“Marubeni TSA” means the Terminal Services Agreement for Export of Ethylene, dated as of January 27, 2018, by and between Marubeni America Corporations and Enterprise Products Operating LLC.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Project Documents” means each of the EPC Contracts, the Construction Management Agreement, the Operating Agreement, the Marubeni TSA, the Flint Hills TSA, the Lease Agreement, the Transportation Services Agreement, the Terminal Service Agreement, any Increase Commitment Offtake Agreement, and Replacement Project Document, any Additional Project Document and any guarantees related to the foregoing.

“Material Project Party” means each Person, other than the Project Company, party to any of the Material Project Documents, each Person, other than the Project Company, party to an Additional Project Document and, in the event that the Material Project Document to which any such Person is or was a party has been replaced with a Replacement Project Document, the Person (other than the Project Company) party to such Replacement Project Document.

“Maturity Date” means the earliest to occur of (a) the date that is five (5) years from the Conversion Date, (b) December 31, 2025 and (c) the date of acceleration of the Loans under Section 8.02.

“Mechanical Completion” means “Mechanical Completion” as such term is defined in the Liquefaction EPC Contract and the Storage Tank EPC Contract.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) in the case of any Disposition, the aggregate cash amount received by the Project Company in respect of such Disposition, net of reasonable costs and expenses incurred by the Project Company in connection with the enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to such Disposition (including reasonable broker, legal and accounting fees, expenses and commissions paid or payable as a result thereof) and net of any stamp, transfer, recording or similar taxes payable in connection with such Disposition;

(b) in the case of any Event of Loss, the aggregate cash amount received by the Borrower or the Project Company in respect of such Event of Loss (exclusive, in each case, of the proceeds of liability insurance, delay in start-up insurance and business interruption insurance and other payments for interruption of operations), net of reasonable costs and expenses incurred by the Borrower or the Project Company in connection with the enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of such amount (including reasonable legal and accounting fees and expenses paid or payable as a result thereof); and

(c) with respect to the incurrence or issuance of any Indebtedness by the Borrower, the excess of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket fees, costs and expenses, incurred by the Borrower in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Material Document” means each contract, instrument or agreement related to the construction, testing, maintenance, repair, operation or work of, or sales of product from, the Project entered into by the Project Company subsequent to the Closing Date that is not, an Additional Project Document.

“Non-Recourse Persons” has the meaning assigned to such term in Section 10.19.

“Note” means a promissory note made by the Borrower in favor of a Lender, evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Conversion/Continuation” has the meaning assigned to such term in Section 2.03(c).

“Notice of Issuance” means a request by the Borrower for an Issuance of DSR Letters of Credit in accordance with Section 2.02.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offtake Agreements” means the (a) Marubeni TSA, (b) Flint Hills TSA and (c) Additional Offtake Agreements.

“Operating Agreement” means (a) the Operating Agreement, dated as of January 30, 2018, between the Project Company and the Operator relating to the operation, maintenance and decommissioning of the Project or (b) any subsequent agreement entered into pursuant to Section 6.1 of the Project Company LLC Agreement.

“Operating Budget” has the meaning specified for the term “Budget” in the Operating Agreement.

“Operating Local Account” has the meaning specified the Depositary Agreement.

“Operator” means Enterprise Products Operating LLC.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Owner Parties” means, collectively, the Loan Parties and the Project Company.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any defined benefit pension plan subject to Title IV of ERISA or Section 412 or 430 of the Code.

“Performance Liquidated Damages” means the proceeds of any performance liquidated damages or buy-down amounts received by the Project Company pursuant to, or in connection with, any Material Project Document.

“Permitted HoldCo Liens” means:

(a) the Liens created pursuant to the Collateral Documents;

(b) Liens imposed by any Governmental Authority for any Tax to the extent not yet past due or being contested in good faith and by appropriate proceedings, so long as reserves consistent with GAAP have been established on the applicable Loan Party’s books; and

(c) Liens arising out of judgments or awards that do not otherwise constitute an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which reserves consistent with GAAP have been established on the applicable Loan Party’s books, or bonds or other security acceptable to the Administrative Agent (acting at the direction of the Required Lenders) have been provided or are fully covered by insurance.

“Permitted Liens” means (a) in the case of the Project Company, Permitted Project Company Liens and (b) in the case of the Loan Parties, Permitted HoldCo Liens.

“Permitted Project Company Liens” means:

(a) Liens imposed by any Governmental Authority for any Tax to the extent not yet past due or being contested in good faith and by appropriate proceedings, so long as reserves consistent with GAAP have been established on the Project Company’s books;

(b) mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business, either for amounts not yet past due or for amounts being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of any material part of the Project, as the case may be, title thereto or any interest therein, or (ii) a bond or other security (A) in an amount sufficient to repay the underlying obligation and cover any penalties or enforcement costs, (B) from a sufficiently creditworthy counterparty and (C) in a form effective for release under applicable law has been posted or provided in such a manner and amount as to assure that any amounts determined to be due will be promptly paid in full when such contest is determined, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money) that do not in the aggregate materially impair the use or the value of the Property or assets of the Project Company;

(c) Liens arising out of judgments or awards that do not otherwise constitute an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which reserves consistent with GAAP have been established on the Project Company’s books, or bonds or other security acceptable to the Administrative Agent (acting at the direction of the Required Lenders) have been provided or are fully covered by insurance;

(d) Liens, deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, the Project Company’s obligations under the Material Project Documents (other than for the repayment of borrowed money) or leases, or in the ordinary course of its business, not to exceed $1,000,000 million in the aggregate at any time;

(e) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations incurred in the ordinary course of business;

(f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Project Company for the purpose of roads, pipelines and transmission lines, transportation lines, distribution lines or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Project Company or materially impair the value of such Property subject thereto;

(g) encumbrances consisting of deed restrictions, zoning restrictions, and other similar restrictions on the use of the Property of the Project Company, none of which, in the aggregate, materially impairs the use of such property by the Project Company in the operation of its business or materially detracts from the value of such properties, and none of which, in the aggregate, is or shall be violated in any material respect by existing proposed operations;

(h) purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property;

(i) licenses of intellectual property, software and other intangible property, none of which, in the aggregate, materially impair the operation of the business of the Project Company;

(j) Liens expressly contemplated under the Material Project Documents or any Additional Project Documents; and

(k) Liens on assets (real or personal) of the Project Company to secure obligations not in excess of $1,000,000 in the aggregate.

“Permitted Swap Contract” means an interest rate Swap Contract intended to hedge the Borrower’s exposure to changes in interest rates on the Loans.

“Permitted Tax Distributions” means:

(a) for any taxable period in which the Borrower is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), distributions by Borrower to such direct or indirect parent of Borrower to pay federal, foreign, state and local income Taxes of such Tax Group that are attributable to the taxable income of the Borrower; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower would have been required to pay as a stand-alone Tax Group, reduced by any portion of such income Taxes directly paid by the Borrower; or

(b) with respect to any taxable year (or portion thereof) with respect to which the Borrower is a partnership or disregarded entity for U.S. federal, state and/or local income tax purposes, distributions to the Borrower’s direct owner(s) to the extent necessary to enable the direct or indirect owners of the Borrower to pay their actual U.S. federal, state and local income tax liability attributable to the net taxable income of the Borrower for such taxable year (or portion thereof), which net taxable income shall be determined by taking into account any basis adjustments under Section 743(b) of the Code allocable to the Borrower or an entity of which the Borrower is considered a branch for U.S. federal income tax purposes, as applicable, and reduced by any cumulative net taxable loss with respect to all prior taxable years (or portions thereof) beginning after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable year in question (or portion thereof).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, by and between Holdings and the Administrative Agent.

“Pre-Conversion Revenues” means payments received by the Project Company under any Offtake Agreement prior to the Conversion Date.

“Pre-Existing Bank Account” the bank account in the name of the Borrower with Nordea Bank Abp, New York branch.

“Project” has the meaning specified in the Preliminary Statements.

“Project Accounts” means all the accounts in the Borrower’s name under the Depositary Agreement.

“Project Company” has the meaning specified in the Preliminary Statements.

“Project Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Project Company, effective as of January 30, 2018, among the Borrower, Enterprise and the Project Company.

“Project Company Required Insurance” has the meaning specified in Section 6.09(a).

“Project Costs” the aggregate capital, development, construction, engineering, procurement, installation, start-up and testing costs in respect of the Project and all other costs relating to the construction, development, engineering, procurement, testing, commissioning and start-up requirements of the Project, including interest payable by the Borrower during construction, fees, expenses, funding of the Debt Service Reserve Account and total contingency amount, such contingency amount as recommended by the Lenders’ Technical and Environmental Consultant.

“Projected Debt Service Coverage Ratio” means, with respect to any forecasted period, based on projections using the assumptions in the Financial Model but updated to reflect known operating and other conditions as of the time of such calculation, the ratio of: (a) Cash Flow Available for Debt Service during such period to (b) Debt Service during such period.

“Prudent Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the ethylene industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to be any one of a number of the optimum practices, methods, or acts to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the industry.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Quantity” has the meaning given to such term or other similar term in the applicable Commitment Offtake Agreement.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Reimbursement Obligation” has the meaning specified in Section 2.02(f)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment, or into, from or through any building, structure or facility.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repayment Date” means the last day of each March, June, September and December commencing upon the First Repayment Date and ending on the Maturity Date.

“Replacement Benchmark” has the meaning assigned to such term in Section 3.08.

“Replacement Benchmark Conforming Changes” means, with respect to any proposed Replacement Benchmark, any conforming changes to the definition of “Adjusted Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such

Replacement Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of the Replacement Benchmark exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Replacement Benchmark Spread” means, with respect to any replacement of the LIBO Rate with an alternate benchmark rate for each applicable Interest Period, a spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as may be agreed between the Administrative Agent and the Borrower, in each case giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such adjustments, which may include any selection, endorsement or recommendation by the Relevant Governmental Body with respect to such facilities for the applicable alternate benchmark rate.

“Replacement Project Document” means any contract, agreement or other instrument entered into in accordance with Section 6.06 in replacement of an existing Material Project Document (a) with (i) substantially similar or terms more economically favorable to the Project Company than the Material Project Document it replaces, (ii) substantially similar or more favorable non-economic terms (taken as a whole) than the Material Project Document it replaces, as confirmed by the Administrative Agent (acting in consultation with the Lenders’ Technical and Environmental Consultant) (such confirmation not to be unreasonably withheld, conditioned or delayed) and (iii) a replacement Material Project Party of a comparable or better standing than the Material Project Party it replaces, as confirmed by the Administrative Agent (such confirmation not to be unreasonably withheld, conditioned or delayed) or (b) otherwise satisfactory to the Required Lenders.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived. “Required Completion Reserve Amount” has the meaning assigned to such term in the Depositary Agreement.

“Required Equity Contribution Amount” means an amount equal to (i) $164,901,425 minus (ii) the sum of (x) $23,000,000 representing the Commitment Availability as of the Closing Date and (y) any increase to the Commitment Availability.

“Required Hedge Amount” means at least seventy-five percent (75%), but no more than one hundred percent (100%) subject to Section 2.03(d), of the aggregate notional principal amount of the Term Loans projected to be outstanding through the expected Maturity Date, as adjusted at each update of the Financial Model, to be provided under the Secured Hedge Agreements in accordance with Section 6.22, on a pro rata basis to each Lender’s Term Loan Commitment as of the Closing Date.

“Required Insurance” means the Project Company Required Insurance and the Borrower Required Insurance.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of (a) the aggregate unused Term Loan Commitments at such time, (b) the aggregate principal amount of all Term Loans outstanding at such time and (c) the aggregate Letter of Credit Exposure at such time; provided that, the unused Term Loan Commitments of, the portion of the outstanding Term Loans held or deemed held by, and the Letter of Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Financial Officer” means, with respect to the Borrower, a Responsible Officer that is the principal financial officer of Sponsor or any of its Affiliates.

“Responsible Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, chief executive officer, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary, assistant secretary or other duly appointed officer of such Person, (b) with respect to any Person that is a partnership, the chairman, president, managing director, senior vice president, vice president, chief executive officer, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary, assistant secretary or other duly appointed officer of such Person or a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, managing director, senior vice president, chief executive officer, chief financial officer, chief operating officer, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary, assistant secretary, financial planning & analysis manager or other duly appointed officer of such Person or the manager, the managing member or a duly appointed officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revenue” is defined in the Depositary Agreement.

“Revenue Account” is defined in the Depositary Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Scheduled Repayment Amount” means, with respect to the Loans, on each Repayment Date commencing with the First Repayment Date, the amount corresponding to such Repayment Date set forth on the Amortization Schedule set forth on Schedule 1.01(C), as updated from time to time in connection with any adjustment to the Commitment Availability.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Permitted Swap Contract that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is both (i) greater than the total amount of liabilities, including contingent liabilities of such Person and (ii) greater than the amount that will be required to pay the probable liquidity of such Person’s then existing indebtedness if they become absolute and matured, (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Navigator Holdings Ltd.

“Storage Tank EPC Contract” means the Engineering, Procurement and Construction Agreement, dated as of July 17, 2018, by and between the Project Company and Matrix Services Inc.

“Subject Party” means any Owner Party and any Material Project Party other than the counterparty to an EPC Contract after the warranty period under such EPC Contract has expired or the counterparty to the Construction Management Agreement after the date of “Final Acceptance” (as such term is defined in the Construction Management Agreement).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts.

“Target Debt Balance” means for each Repayment Date, the amount set forth opposite such Repayment Date on Schedule 1.01(A), as updated upon any increase in the Commitment Availability.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical and Environmental Due Diligence Report” means the report produced by the Lenders’ Technical and Environmental Consultant, dated as of February 15, 2019.

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” and “Term Loans” have the meanings specified in Section 2.01.

“Term Loan Availability Period” means the period commencing on the Closing Date and ending on the earliest of (a) the date the Term Loan Commitments are fully utilized or cancelled pursuant to this Agreement, (b) the date of acceleration of the Loans under Section 8.02, (c) the Conversion Date or (d) the Date Certain.

“Term Loan Commitment” means with respect to each Lender, the commitment of such Lender to make Loans, as set forth opposite the name of such Lender in the column entitled “Term Loan Commitment” in Schedule 2.01, or if such Lender has entered into one or more Assignment and Assumptions, set forth opposite the name of such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.06(c) as such Lender’s Term Loan Commitment, as the same may be reduced in accordance with Section 2.04.

“Term SOFR” means the forward-looking term SOFR rate, for a term equal to the applicable Interest Period, that is selected, endorsed or recommended as the replacement for the LIBO Rate by the Relevant Governmental Body in each case as displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

“Terminal Fee” means the rate applied to calculate the “Terminal Fee” or other such similar term under the applicable Commitment Offtake Agreement.

“Terminal Service Agreement” means the Terminal Service Agreement, dated as of January 30, 2018, between the Project Company and Enterprise Products Operating LLC.

“Termination Payment” means a Cash payment by a counterparty to a Material Project Document, resulting from (a) the termination or cancellation of, or the reduction of overall future payments, taken as a whole, payable to the Project Company under such Material Project Document, or (b) the reduction of the term of such Material Project Document.

“Threshold Amount” means $1,500,000.

“Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents and other Transaction Documents to which they are or are intended to be a party, (b) the borrowing of the Loans, (c) the granting of the Liens contemplated by the Collateral Documents, (d) making capital contributions to the Project Company to be used for the design, construction, operation and maintenance of the Project and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Documents” means collectively the Project Company LLC Agreement and the Loan Documents.

“Transportation Services Agreement” means the Transportation Services Agreement, dated as of January 30, 2018, between the Project Company and HSC Pipeline Partnership, LLC

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Withholding Agent” means the Borrower and the Administrative Agent, as relevant.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Loan Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 The Loans. Subject to the terms and conditions hereof, each Term Lender severally agrees to make loans (each a “Term Loan” and, collectively, the “Term Loans”) to the Borrower from time to time during the Term Loan Availability Period in an aggregate principal amount not exceeding its Applicable Percentage of the Aggregate Term Loan Commitments, such Term Loans to be used for the purposes set forth in Section 6.14; provided that, after giving effect to the making of any Term Loans, the aggregate outstanding principal amount of all Term Loans shall not exceed the lesser of (a) the Aggregate Term Loan Commitment or (b) the Commitment Availability. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

2.02 DSR Letters of Credit.

(a) DSR Letters of Credit. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Lender to Issue a DSR Letter of Credit at any time and from time to time during the Letter of Credit Availability Period.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the Issuance of a DSR Letter of Credit, the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to an Issuing Lender selected by it and the Administrative Agent (no later than three Business Days prior to the requested date of Issuance) a Notice of Issuance in the form of Exhibit A-3 requesting the Issuance of a DSR Letter of Credit, and specifying the date of Issuance (which shall be a Business Day and shall comply with this Section 2.02), the date on which such DSR Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.02), the amount of such DSR Letter of Credit and such other information as shall be reasonably necessary to prepare or Issue such DSR Letter of Credit; provided that no such Notice of Issuance shall be required in respect of an automatic extension of the expiry date of any DSR Letter of Credit pursuant to the terms and conditions of such DSR Letter of Credit. Subject to a final expiration date as specified in clause (d)(ii) of this Section 2.02, each DSR Letter of Credit shall provide for the automatic extension of the expiry date thereof unless the applicable Issuing Lender gives notice in accordance with the DSR Letter of Credit that such expiry date shall not be extended, and such Issuing Lender shall give such notice to the Borrower and the Administrative Agent in a notice given not more than 60 days, but not less than 45 days, prior to the current expiry date of such DSR Letter of Credit; provided that any such notice may be sent by such Issuing Lender only if the conditions set forth in Section 4.04(b) are not satisfied as of such date or as required by the applicable Issuing Lender’s internal policies (consistently applied) or any Applicable Law applicable to such Issuing Lender; provided further that, if any DSR Letter of Credit is outstanding on the last day of the applicable Availability Period, the applicable Issuing Lender shall thereafter give such notice in accordance with the terms of such DSR Letter of Credit. If requested by the applicable Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a DSR Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Lender relating to any DSR Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts and Uses. A DSR Letter of Credit shall be Issued only if (and upon Issuance of such DSR Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such Issuance, (i) the Issuing Lenders’ Letter of Credit Exposure shall not exceed its Issuing Commitment, and (ii) the sum of (A) the total Letter of Credit Exposures and (B) the total outstanding principal amount of Letter of Credit Loans shall not exceed the total Letter of Credit Loan Commitments. Each DSR Letter of Credit shall be Issued only to fund the Debt Service Reserve Account, as set forth in greater detail in the Depositary Agreement.

(d) Expiration Date. Each DSR Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such DSR Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such DSR Letter of Credit) and (ii) the Maturity Date.

(e) [Reserved.]

(f) Reimbursement Obligations Absolute.

(i) If any Issuing Lender shall make any Letter of Credit Disbursement in respect of any applicable DSR Letter of Credit, the Borrower shall reimburse such Letter of Credit Disbursement to the applicable Issuing Lender for its own account no later than the Business Day after such Letter of Credit Disbursement, in an amount equal to the full amount of such Letter of Credit Disbursement plus accrued interest thereon from the Disbursement Date to the date of repayment of the Letter of Credit Disbursement at the rate of interest that would apply to a Base Rate Loan in accordance with Section 2.10 (each, a “Reimbursement Obligation”), which obligation of the Borrower shall be unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of such DSR Letter of Credit, or any term or provision therein, (ii) any claim, set-off right, defense or other right against a beneficiary or any transferee of any DSR Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender, any Lender or any other Person that the Borrower or any Lender may have, (iii) any draft or other document presented under such DSR Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iv) payment by the applicable Issuing Lender under such DSR Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such DSR Letter of Credit, (v) any breach of contract or dispute among or between Borrower, an Issuing Lender, Administrative Agent, any Lender or any other Person, (vi) any non-application or misapplication by the beneficiary of a DSR Letter of Credit of the proceeds of any Letter of Credit Disbursement or any other act or omission of such beneficiary in connection with such DSR Letter of Credit, (vii) failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Loan Documents, (viii) an adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower, (ix) the failure of any Lender to make a Letter of Credit Loan as contemplated by clause (h) below, (x) a Default or Event of Default under this Agreement and (xi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this 2.02(f), constitute a legal or equitable discharge of the obligations of the Borrower hereunder, provided that, in each case, payment by the Issuing Lender shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender. Notwithstanding the foregoing, failure of the Borrower to pay a Reimbursement Obligation in accordance with the immediately preceding sentence shall not constitute a Default or an Event of Default hereunder to the extent such Reimbursement Obligation converts to a Letter of Credit Loan in accordance with 2.02(h).

(ii) Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any DSR Letter of Credit by any applicable Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any DSR Letter of Credit (including any document required to make a drawing thereunder), any failure of the beneficiary of any DSR Letter of Credit to comply fully with any conditions required in order to be able to draw on such DSR Letter of Credit, any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that, after paying in full its obligation to reimburse Letter of Credit Disbursements as provided in this 2.02(f), the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct as determined in a non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a DSR Letter of Credit comply with the terms thereof. In furtherance of the foregoing, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct as determined in a non-appealable judgment by a court of competent jurisdiction on the part of an Issuing Lender:

(A) such Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of an applicable DSR Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such DSR Letter of Credit;

(B) such Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to decline to make such payment if such documents are not in strict compliance with the terms of such DSR Letter of Credit; and

(C) clauses (A) and (B) above shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under an applicable DSR Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

(g) Disbursement Procedures. An Issuing Lender for any applicable DSR Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for an applicable Letter of Credit Disbursement under such DSR Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by electronic communication of such demand for such Letter of Credit Disbursement and whether such Issuing Lender has made or will make such Letter of Credit Disbursement thereunder and the date (the “Disbursement Date”) of such Letter of Credit Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse (without duplication) such Issuing Lender with respect to any such Letter of Credit Disbursement.

(h) Letter of Credit Disbursement and Borrowing. If any Issuing Lender shall make any Letter of Credit Disbursement and in the event that the Borrower does not repay any Letter of Credit Disbursement on or before the Business Day following such Letter of Credit Disbursement as provided in Section 2.02(f)(i), the Borrower shall automatically be deemed to have requested a borrowing of Letter of Credit Loans, as of the applicable Disbursement Date, in an amount equal to the Reimbursement Obligation applicable to such Letter of Credit Disbursement and such Reimbursement Obligation shall become a Letter of Credit Loan made by the applicable Issuing Lender hereunder as of the applicable Disbursement Date and shall be deemed to be a borrowing of Letter of Credit Loans hereunder on such day and bear interest in accordance with Section 2.09 from the applicable Disbursement Date. Each such Letter of Credit Loan shall initially be made as a Base Rate Loan and the Borrower shall have the right to convert such Base Rate Loan to a LIBO Rate Loan in accordance with Section 2.02. Interest accrued pursuant to this paragraph and Section 2.09 shall be for account of the applicable Issuing Lender. Each such Letter of Credit Loan shall be repaid in accordance with Section 2.08 and amounts prepaid or repaid in respect of such Letter of Credit Loans may be reborrowed.

(i) Cash Collateralization. If (i) the maturity of the Loans has been accelerated upon the occurrence of an Event of Default, (ii) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent that the Required Lenders demand the deposit of cash collateral pursuant to this paragraph or (iii) any Event of Default with respect to any Owner Party described in Section 8.01(f) shall occur, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Collateral Agent, which account shall be a Securities Account in the name of the Collateral Agent and for the benefit of the Issuing Lenders, an amount in cash equal to 102% of the aggregate amount of all Letter of Credit Exposure as of such date (or any applicable amount required by Section 2.08)

plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8.01. Any deposit made pursuant to this 2.02(i) shall be held by the Collateral Agent as collateral for the Letter of Credit Exposure under this Agreement and shall in the case of a Letter of Credit Disbursement in respect of any DSR Letter of Credit be applied to the payment of the Borrower’s obligations in respect of the Loans arising as a result of such Letter of Credit Disbursement; provided that any failure or inability of the Collateral Agent or Administrative Agent for any reason to apply such amounts shall not in any manner relieve any Issuing Lender of its obligations under 2.02(h). Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. For this purpose the Borrower hereby grants a security interest to the Collateral Agent for the benefit of the Issuing Lenders in such collateral account and any “financial assets” (as defined in the UCC) or other property held therein. If the Borrower is required to provide an amount of cash collateral hereunder, upon the expiration or termination of each DSR Letter of Credit, the amount (to the extent not applied as aforesaid) by which the cash collateral exceeds 102% of the aggregate amount of all Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon shall be (i) first, applied to repay other obligations of the Borrower then due and payable under the Loan Documents as of such date and (ii) second, returned to the Borrower.

(j) Replacement of an Issuing Lender. (i)Any Issuing Lender may be replaced or an additional Acceptable Bank appointed as an Issuing Lender at any time by written agreement among the Borrower, a new Issuing Lender and the Administrative Agent (with notice to such replaced Issuing Lender); provided that, if the replaced Issuing Lender so requests, any DSR Letter of Credit issued by such Issuing Lender shall be replaced and cancelled prior to the removal of such Issuing Lender and all fees and other amounts owed to such removed Issuing Lender shall be paid to it; provided, further, that any Acceptable Bank that is to be appointed as a Issuing Lender pursuant to this Section 2.02(j) must also assume such Issuing Lenders Letter of Credit Loan Commitment.

(i) At any time the unsecured senior debt obligations of an Issuing Lender (other than ING Capital LLC) cease to be rated at least Baa1 by Moody’s and at least BBB+ by S&P or, if the unsecured senior debt obligations of an Issuing Lender (other than ING Capital LLC) are rated exactly Baa1 by Moody’s or BBB+ by S&P and such Issuing Lender is placed on negative credit watch by S&P or Moody’s, or such Issuing Lender is a Defaulting Lender, then such Issuing Lender may be replaced at any time by written request of the Borrower; provided that the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) shall be required if an Event of Default has occurred and is continuing at the time such request is made. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall return or Cash Collateralize all issued and outstanding DSR Letters of Credit issued by the replaced Issuing Lender and, at the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender (to the extent required by the terms of this Agreement).

(ii) From and after the effective date of any such replacement, (i) any successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to DSR Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto to the extent that DSR Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to DSR Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional DSR Letters of Credit.

2.03 Borrowings, Conversions and Continuations of Loans.

(a) Each borrowing of Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given as a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any borrowing of LIBO Rate Loans, and (ii) on the requested date of any borrowing of Base Rate Loans; provided that, no more than one (1) Committed Loan Notice may be submitted in any calendar month. Each borrowing of LIBO Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof or the remaining available Commitment. Each borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or the remaining available Commitment. Each Committed Loan Notice shall specify (i) the requested date of the borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed, (iii) the Type of Loans to be borrowed, (iv) if applicable, the duration of the Interest Period with respect thereto, and (v) confirmation that all conditions precedent under Section 4.02 have been satisfied as of the date of the requested borrowing. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice, then the applicable Loans shall be made as (x) LIBO Rate Loans with an Interest Period of three months if the Commitment Loan Notice was delivered not later than 11:00 a.m. three (3) Business Days prior to the requested date of the borrowing or (y) Base Rate Loans otherwise. If the Borrower requests a borrowing of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of three months.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Term Loans. Each Lender that has a Term Loan Commitment shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice, and upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent transferring such funds to the Construction Account established under the Depositary Agreement.

(c) Each conversion of Loans from one Type to the other, and each continuation of LIBO Rate Loans, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be in substantially the form of Exhibit A-2 (any such notice, a “Notice of Conversion/Continuation”). Each such Notice of Conversion/Continuation must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans. Each conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof, unless all Base Rate Loans outstanding as of such date and all LIBO Rate Loans with Interest Periods expiring immediately prior to such date are being converted or continued. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof unless all LIBO Rate Loans with Interest Periods expiring immediately prior to such date are being converted. Each Notice of Conversion/Continuation shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower requests a conversion to, or continuation of, LIBO Rate Loans in any such Notice of Conversion/Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of three months. If the Borrower fails to give a timely notice requesting a continuation of LIBO Rate Loans, such LIBO Rate Loans shall be continued with an Interest Period of three months.

(d) If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of LIBO Rate Loans described in Section 2.02(c).

(e) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the continuance of an Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the consent of the Required Lenders.

(f) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate.

(g) After giving effect to all borrowings of Loans, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect.

2.04 Termination or Reduction of Commitments.

(a) The Borrower shall have the right, upon not less than five (5) Business Days’ notice to the Administrative Agent, to terminate or reduce, on a pro rata basis among Lenders, the Term Loan Commitments, from time to time; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Term Loans made on the effective date thereof, the Term Loans would exceed the Term Loan Commitments, as applicable. Any such reduction shall be in an amount equal to $2,500,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Term Loan Commitments.

(b) In connection with any reduction or termination of the Term Loan Commitments pursuant to Section 2.03(a), other than in connection with the simultaneous repayment of all Term Loans outstanding and termination of all of the Term Loan Commitments, the Borrower shall certify, with confirmation by the Lenders’ Technical and Environmental Consultant (based on the funds expended against the Construction Budget and Schedule as demonstrated in the reports provided by the Borrower pursuant to Section 6.02(f)), that, after giving effect to such reduction in the Commitments, the Equity Contributions plus amounts on deposit in the Construction Account plus any remaining available Commitments are sufficient to pay the Borrower’s share of the estimated remaining Project Costs and achieve the Conversion Date by the Date Certain.

(c) Term Loan Commitments reduced or terminated pursuant to this Section 2.04 shall not be reinstated.

(d) The Borrower shall not be permitted to reduce or terminate any Issuing Commitments or Letter of Credit Loan Commitments.

2.05 Prepayments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment; and (B) any prepayment of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; provided that, for any partial prepayment of the Term Loans prior to the Conversion Date, the Borrower shall certify, with confirmation by the Lenders’ Technical and Environmental Consultant (based on the funds expended against the Construction Budget and Schedule as demonstrated in the reports provided by the Borrower pursuant to Section 6.02(f)), that, after giving effect to such prepayment of Term Loans, the Equity Contributions plus amounts on deposit in the Construction Account plus any remaining available Commitments are sufficient to pay the Borrower’s share of the estimated remaining Project Costs and achieve the Conversion Date by the Date Certain. Each such notice shall be executed by a Responsible Officer of the Borrower and specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage of the Loans being prepaid). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, any such notice may be revoked (it being understood that the Borrower shall be responsible for losses, costs and expenses in connection therewith in accordance with Section 3.05).

(b) Mandatory.

(i) Cash Sweep. On each Repayment Date, to the extent of any cash remaining in the Revenue Account after application of clauses (A) through (F) of Section 3.03(b)(i) of the Depositary Agreement, the Borrower shall prepay the Term Loans then outstanding in an amount equal to the amount by which the aggregate principal amount of the Term Loans outstanding as of such Repayment Date is greater than the then-applicable Target Debt Balance.

(ii) Performance Liquidated Damages. In the event that the Project Company receives Performance Liquidated Damages pursuant to any Material Project Document, the Borrower shall prepay the Loans in an amount equal to the amount distributed to the Borrower in accordance with the Project Company LLC Agreement in respect of such Performance Liquidated Damages (which amounts received by the Borrower shall be deposited into the Prepayment Account, and withdrawn therefrom to make such mandatory prepayment, in each case, pursuant to Section 3.03(i) of the Depositary Agreement).

(iii) Loss Proceeds. In the event that the Borrower receives Net Cash Proceeds in connection with the occurrence of an Event of Loss, the Borrower shall prepay the Loans in an amount equal to the amount of such Net Cash Proceeds (which amounts received by the Borrower shall be deposited into the Prepayment Account, and withdrawn therefrom to make such mandatory prepayment, in each case, pursuant to Section 3.03(i) of the Depositary Agreement).

(iv) Termination Payments. In the event that the Project Company receives any Termination Payments, the Borrower shall prepay the Loans in an amount equal to the amount distributed to the Borrower in accordance with the Project Company LLC Agreement in respect of such Termination Payments (which amounts received by the Borrower shall be deposited into the Prepayment Account, and withdrawn therefrom to make such mandatory prepayment, in each case, pursuant to Section 3.03(i) of the Depositary Agreement).

(v) Dispositions by the Project Company. In connection with a Disposition by the Project Company not otherwise permitted by Section 7.05, the Borrower shall prepay the Loans in an amount equal to the amount distributed to the Borrower in accordance with the Project Company LLC Agreement in respect of the Net Cash Proceeds in connection with such Disposition (which amounts received by the Borrower shall be deposited into the Prepayment Account, and withdrawn therefrom to make such mandatory prepayment, in each case, pursuant to Section 3.03(i) of the Depositary Agreement). The provisions of this Section 2.05(b)(v) do not constitute a consent to the consummation of any Disposition not permitted by Section 7.05.

(vi) Debt Incurrence. Upon the incurrence or issuance by the Borrower or the Project Company of any Indebtedness (in each case, other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay the Loans in an amount equal to all Net Cash Proceeds received by the Borrower in connection therewith (which in the case of any such Net Cash Proceeds received by the Project Company shall be the amount of such Net Cash Proceeds distributed to the Borrower under the Project Company LLC Agreement). All such Net Cash Proceeds received by the Borrower shall be deposited into the Prepayment Account, and withdrawn therefrom to make such mandatory prepayment, in each case, pursuant to Section 3.03(i) of the Depositary Agreement. The provisions of this Section 2.05(b)(vi) do not constitute a consent to the incurrence of any Indebtedness not permitted by Section 7.02.

(vii) Suspended Distributions. The Borrower shall prepay the Loans to the extent and in the amount required pursuant to Section 3.03(g)(ii) of the Depositary Agreement or Section 3.03(j)(ii) of the Depositary Agreement.

(viii) Dispositions of Equity Interests in the Project Company. In connection with a Disposition by the Borrower of any Equity Interests in the Project Company, the Borrower shall (A) prepare revised base case projections delivered as part of the Financial Model on the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent giving pro forma effect to such Disposition (and any corresponding reduction in projected distributions of “Available Cash” to be made to the Borrower under the Project Company LLC Agreement), (B) together with such revised base case projections, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent certifying the amount of the Loans that would need to be prepaid in order to satisfy the Target Debt Balance based on such revised base case projections (such amount, the “Equity Interest Disposition Prepayment Amount”), such certificate to be in form and substance reasonably satisfactory to the Required Lenders, (C) prepay the Loans in an amount equal to the lesser of (x) the amount distributed to the Borrower under the Project Company LLC Agreement in respect of such Net Cash Proceeds in connection with such Disposition (which amounts shall be deposited into the Prepayment Account, and withdrawn therefrom to make such mandatory prepayment pursuant to Section 3.03(i) of the Depositary Agreement), and (y) the Equity Interests Disposition Prepayment Amount, and (D) in the event that the amount of the prepayment contemplated by the foregoing clause (C) is less than the Equity Interests Disposition Prepayment Amount, prepay the Loans in accordance with Section3.03(i) of the Depositary Agreement until such time as the aggregate prepayments contemplated by the foregoing clause (C) and by this clause (D) equals the Equity Interests Disposition Prepayment Amount. The provisions of this Section 2.05(b)(viii) do not constitute a consent to the consummation of any Disposition not permitted by the Loan Documents.

(ix) Indemnity Payments. In the event that the Borrower receives Indemnity Payments in excess of $500,000, individually or in the aggregate, pursuant to the Project Company LLC Agreement, the Borrower shall prepay the Loans in an amount equal to such Indemnity Payments, such prepayment to be made within three (3) Business Days following the Borrower’s receipt of such Indemnity Payments.

(x) Conversion Date Debt/Equity Ratio True-up. The Borrower shall prepay the Loans then outstanding, on the Conversion Date, to the extent of cash remaining in the Construction Account after application of clauses (A) through (C) of Section 3.03(a)(ii) of the Depositary Agreement, to the extent required and in an amount such that, after giving effect to such withdrawals and transfers pursuant to Section 3.03(a)(ii) of the Depositary Agreement, any Borrowings on the Conversion Date and such prepayment, the Debt to Equity Ratio (as determined pursuant to clause (b) of the definition thereof) shall be no greater than 50:50. No prepayment shall be required pursuant to the terms of this Section 2.05(b)(x) if as of the Conversion Date (after giving effect to borrowings and equity contributions made on the Conversion Date), the Debt to Equity Ratio is not greater than 50:50.

Each prepayment made pursuant to clauses (b)(ii) through (b)(x) shall be applied pro rata to the Lenders and Hedge Banks first, to prepay the Term Loans, together with accrued interest thereon and any amount required by Section 3.05 (if applicable), and any Swap Termination Value required pursuant to Section 2.06(c); second, to the prepayment of the Letter of Credit Loans, together with accrued interest thereon and any amount required by Section 3.05 (if applicable); third, to Cash Collateralize any DSR Letters of Credit then outstanding and undrawn in an amount equal to in an amount equal to 102% of the Letter of Credit Exposure; and fourth, any amount remaining may be retained by the Borrower. Each such mandatory prepayment of the Loans (other than under clause (b)(ii)) shall be applied in inverse order of maturities. Each such prepayment of loans under clause (b)(ii) shall be applied pro rata to scheduled principal payments. Upon the Borrower’s prior written request, a prepayment of Borrowings of any Loans may be applied to prepay outstanding Base Rate Loans before any LIBO Rate Loans so long as such application does not affect the right any Lender would otherwise have to receive pro rata prepayments of the Loans held by such Lender.

2.06 Terms of Prepayments.

(a) Each prepayment of the outstanding Term Loans pursuant to Section 2.05 shall be applied pro rata to the principal repayment installments thereof or in inverse order of maturity, as directed by the Borrower.

(b) Upon the prepayment of any Loan (whether such prepayment is an optional prepayment or a mandatory prepayment), the Borrower shall pay to the Administrative Agent for the account of each Lender which made such Loan (i) all accrued interest to the date of such prepayment owed pursuant to the terms of this Agreement on the amount prepaid, (ii) all accrued fees to the date of such prepayment owed pursuant to the terms of this Agreement corresponding to the amount being prepaid (other than any annual administrative agent or collateral agent fees), and (iii) any additional amounts required pursuant to Section 3.05.

(c) In the event of any prepayment of Term Loans or any reduction or termination of Term Loan Commitments under this Agreement, such prepayment, reduction or termination shall be accompanied by a concurrent reduction by the Borrower of the notional amount of the Secured Hedge Agreements (including the payment of any Swap Termination Value that becomes due and payable as a result thereof) then in effect, pro rata, to the extent that such a reduction is necessary so that after such prepayment the aggregate notional amounts under such Secured Hedge Agreements would not exceed one hundred and five percent (105%) of all Term Loans outstanding.

2.07 Termination of Commitments. Each Term Lender’s remaining unused Term Loan Commitments shall be reduced to zero and thereafter terminated on the last Business Day of the Term Loan Availability Period. Each Issuing Lender’s remaining unused Letter of Credit Loan Commitments shall be reduced to zero and thereafter terminated on the last Business Day of the Letter of Credit Availability Period.

2.08 Repayment of Loans. The Borrower shall repay (i) principal of the Term Loans on each Repayment Date starting with the First Repayment Date and on each Repayment Date thereafter in an amount equal to the applicable Scheduled Repayment Amount and (ii) all outstanding Term Loans on the earlier of (x) the Maturity Date and (y) the date of acceleration of the Loans pursuant to the terms of this Agreement. The Borrower shall repay (i) the outstanding principal amount of Letter of Credit Loans on each applicable Repayment Date, in accordance with Section 3.03(b)(i)(E) of the Depositary Agreement and (ii) to the extent not previously paid, all outstanding Letter of Credit Disbursements and Letter of Credit Loans on the earlier of (x) the Maturity Date and (y) the date of acceleration of the Loans pursuant to the terms of this Agreement.

2.09 Interest.

(a) Subject to the provisions of Section 2.09(b), (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If an Event of Default under Section 8.01(a) shall have occurred and be continuing, interest on the amount of that payment due and unpaid shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until the date of actual payment of that amount.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees.

(a) Fee Letters. On the earlier of the first borrowing of the Term Loans and the date that is thirty (30) days following the Closing Date, the Borrower shall pay the fees set forth in each of the Fee Letters. Such fees may be paid out of the proceeds of the Loans.

(b) Administrative Agency Fees. The Borrower shall pay to the Administrative Agent on the earlier of the first borrowing of the Term Loans and the date that is thirty (30) days following the Closing Date and on each other date as specified in the applicable Fee Letter, solely for the account of the Administrative Agent, the amounts payable to the Administrative Agent at the times set forth therein. Such amounts may be paid out of the proceeds of the Loans.

(c) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each applicable Lender a commitment fee in respect of the Commitments for the period from and including the date hereof to but excluding the last day of the applicable Availability Period, computed at the Commitment Fee Rate on the average daily unused amount of the Commitments of such Lender during the period for which payment is made (the “Commitment Fees”), payable on each Fee Payment Date prior to and including the last day of the applicable Availability Period (or, if the Commitments are cancelled or expire prior to a Fee Payment Date, on the date of such cancellation or expiration). For the purposes of this Section 2.10(c), Issuance of a DSR Letter of Credit shall constitute utilization of the Letter of Credit Loan Commitment on a dollar-for-dollar basis.

(d) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Issuing Lender (except as provided in Section 2.15) a fee with respect to its Issued DSR Letters of Credit (a “Letter of Credit Fee”) which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on LIBO Rate Loans, on the average daily amount of the Issuing Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Conversion Date to but excluding the later of the date on which such Issuing Lender’s Letter of Credit Loan Commitment terminates and the date on which such Issuing Lender ceases to have any Letter of Credit Exposure. Letter of Credit Fees shall be due and payable in arrears on each Repayment Date and on the Maturity Date; provided, that any Letter of Credit Fees accruing after the date on which the Letter of Credit Loan Commitments terminate shall be payable on demand. All Letter of Credit Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans (excluding Base Rate Loans determined by reference to the LIBO Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12 Evidence of Indebtedness. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note in respect of its Commitment and Loans, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.13 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. Except as provided in Section 8.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time)

of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.15 Defaulting Lenders(a) . Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Sections 2.10(c), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loans in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (i) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans owed to such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Commitment Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(d) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.16 Conversion. The “Conversion Date” shall be the date on which each of the following conditions has been satisfied (unless waived in writing by the Administrative Agent (acting at the direction of the Required Lenders)):

(a) Each of Mechanical Completion and Final Completion has occurred.

(b) To the extent required, the Borrower has made the mandatory prepayments of the Loans required pursuant to Section 2.05(b)(x).

(c) The In-Service Date has occurred in respect of each of the Commitment Offtake Agreements.

(d) All Applicable Governmental Authorizations required to have been obtained from any Governmental Authority for the ownership, development, construction, and operation of the Project in accordance with the Material Project Documents have been issued and are in full force and effect, and to the Knowledge of the Borrower, the Project Company and Enterprise are in material compliance with all such Applicable Governmental Authorizations.

(e) Each of the Commitment Offtake Agreement shall be in full force and effect.

(f) Unless such Material Project Document (other than the Commitment Offtake Agreements) has expired or been replaced with a Replacement Project Document in accordance with Section 6.06, each Material Project Document (other than any Additional Project Document that is not also a Commitment Offtake Agreement to the extent its failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect) shall be in full force and effect.

(g) All Loan Documents and the Project Company LLC Agreement shall be in full force and effect.

(h) The Debt Service Reserve Account shall have been funded in accordance with the terms of the Depositary Agreement.

(i) No Default or Event of Default shall have occurred and be continuing.

(j) The Borrower shall have demonstrated, to the reasonable satisfaction of the Lenders in consultation with the Lenders’ Technical and Environmental Consultant, that the Lenders’ Reliability Test has been completed with results reasonably satisfactory to the Lenders’ Technical and Environmental Consultant.

(k) The Administrative Agent shall have received the initial Operating Budget in accordance with Section 6.02(d)(i).

(l) The Lenders’ Technical and Environmental Consultant shall have delivered to the Administrative Agent a certificate in the form of Exhibit I-1 dated the Conversion Date.

(m) The Borrower shall have delivered to the Administrative Agent a certificate in the form of Exhibit I-2 dated the Conversion Date.

(n) Each representation and warranty of the Loan Parties set forth in the Loan Documents is true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality, “Material Adverse Effect” or similar qualifier, in which case, it shall, when repeated, be deemed to be true and correct in all respects) on and as of the Conversion Date (or, if any representation or warranty is stated to have been made as of a specific date, in all material respects as of such specific date).

(o) The Administrative Agent shall have received copies of any Additional Project Documents and Applicable Governmental Authorizations entered into or obtained, transferred or required (whether because of the status of the construction or operation of the Project or otherwise) since the Closing Date to the extent not previously received.

(p) [Reserved.]

(q) Insurance complying with Section 6.09 shall be in full force and effect and the Administrative Agent shall have received (A) with respect to any insurance required to be obtained and maintained by the Borrower pursuant to Section 6.09, the certificates signed by the insurer or broker authorized to bind the insurer, and (B) a certificate from the Insurance Consultant, dated on or around the Conversion Date, confirming, among other things, that the relevant Persons have the insurance required by such Section 6.09, and that all premiums then due and payable on such insurance have been paid, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(r) No Event of Loss shall have occurred and be continuing (i) the restoration of which is reasonably estimated to cost $3,000,000 or more or (ii) that could reasonably be expected to have a Material Adverse Effect.

(s) The Administrative Agent shall have received an updated Financial Model, together with a certificate of an Responsible Officer of the Borrower stating that such projections and supporting documents were prepared in good faith by the Borrower and are based upon assumptions which the Borrower considers to be reasonable and a certificate of the Lenders’ Technical and Environmental Consultant confirming that, based on the information supplied by the Borrower, the technical assumptions underlying the Financial Model are reasonable.

(t) The Completion Reserve Account will be funded in an amount up to the Required Completion Reserve Amount pursuant to and in accordance with Section 3.02(i) of the Depositary Agreement.

(u) The Borrower shall have delivered to the Administrative Agent evidence that the Debt to Equity Ratio (after giving effect to all Borrowings and all Restricted Payments made prior to and on the Conversion Date) does not exceed 50:50.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the applicable Withholding Agent shall be required by applicable Law to withhold or deduct any Taxes, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by such Withholding Agent to be required, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01(c)(i)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent, or by the Administrative Agent on its own behalf) shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. After any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) the Administrative Agent shall deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement, executed copies (in such number of copies as shall be requested by the Borrower) of (A) if it is a U.S. Person, a properly completed and duly executed Internal Revenue Service Form W-9 or (B) if it is not a U.S. Person, a properly completed and duly executed Internal Revenue Service Form W-8IMY (certifying that it is either a qualified intermediary or a U.S. branch and the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to payments under the Loan Documents), and, if required, a properly completed and duly executed Internal Revenue Service Form W-8ECI or W-8BEN-E with respect to any payment that it receives on its behalf under any Loan Document, in each case, with the effect that the Loan Parties can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBO Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates. If in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London Interbank Offered Rate (LIBOR) market for the applicable amount and Interest Period of such LIBO Rate Loan, or (ii) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBO Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (A) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended (to the extent of the affected LIBO Rate Loans or Interest Periods) and (B) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBO Rate component in determining the Base Rate shall be suspended, in each case until the

Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans (to the extent of the affected LIBO Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Loan Notice of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 3.03, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section 3.03, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04 Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the LIBO Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that, the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of profit) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.12;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Loans to the Borrower through any Lending Office, provided that, the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.12.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

3.08 Effect of Benchmark Discontinuance Event.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, at or promptly after a Benchmark Transition Determination, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (which may include Term SOFR, to the extent publicly available quotes of Term SOFR exist at the relevant time), including any Replacement Benchmark Spread, in each case giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and adjustments or any selection, endorsement or recommendation by the Relevant Governmental Body with respect to such facilities (any such proposed rate, together with the Replacement Benchmark Spread, a (“Replacement Benchmark”), together with any proposed Replacement Benchmark Conforming Changes. Such Replacement Benchmark shall be applied in a manner consistent with market practice or, to the extent such market practice is not administratively feasible for the Administrative Agent, in a manner as otherwise reasonably determined by the Administrative Agent; provided that in no event shall such Replacement Benchmark be less than zero for purposes of this Agreement.

(b) Any such amendment with respect to an event under clause (a) of the definition of Benchmark Transition Determination shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Any such amendment with respect to an event under clause (b) of the definition of Benchmark Transition Determination shall become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Replacement Benchmark pursuant to this Section 3.08 shall occur (i) prior to the applicable Benchmark Transition Start Date or (ii) prior to the effective date for such replacement, if any, specified in such amendment.

(c) The Administrative Agent will promptly notify the Borrower and each Lender of the occurrence of any Benchmark Unavailability Period. The Borrower may revoke any request for a Borrowing of LIBO Rate Loans, conversion to or continuation of LIBO Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, if no such revocation is timely sent by the Borrower, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans (subject to the next sentence). During any Benchmark Unavailability Period, the LIBO Rate component shall not be used in any determination of the Adjusted Base Rate.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to the satisfaction by the Borrower of each of the following conditions (unless waived in writing by the Administrative Agent (acting at the direction of all Lenders)):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly following the Closing Date by originals if so specified), each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) duly executed counterparts of this Agreement, with originals sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) an original Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) a pledge and security agreement (the “Security Agreement”), duly executed by the Borrower and Collateral Agent, together with:

(A) a proper financing statement in form appropriate for filing under the UCC of the State of organization of the Borrower, covering the Collateral described in the Security Agreement,

(B) with respect to the Borrower and the Project Company, certified copies of a recent search, satisfactory to them, in respect of all effective UCC financing statements and fixture filings and all judgment and tax lien filings, in each of the jurisdictions where assets of the Borrower or the Project Company are located, which have been made with respect to any personal or mixed property of the Borrower or the Project Company, together with copies of all such filings disclosed by such search, and such searches shall reveal no Liens on any of the assets of the Borrower or the Project Company except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lenders (including UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture or real property filings disclosed in such search); and

(C) evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken;

(iv) a depositary agreement (the “Depositary Agreement”), duly executed by the Borrower, the Collateral Agent and the Depositary Bank;

(v) executed counterparts of the Pledge Agreement, duly executed by Holdings and the Collateral Agent, together with:

(A) original certificates and instruments representing any certificated securities collateral referred to therein accompanied by undated stock powers or instruments of transfer executed in blank,

(B) a proper financing statement in form appropriate for filing under the UCC in the District of Columbia, covering the Collateral described in the Pledge Agreement,

(C) a statement of particulars in the required format to register the security interests under the Pledge Agreement at Companies House in England and Wales,

(D) with respect to Holdings, certified copies of a recent search, satisfactory to them, in respect of all effective Companies House filing histories and UCC financing statements and fixture filings and all judgment and tax lien filings, in each of the jurisdictions where assets of Holdings are located, which have been made with respect to any personal or mixed property of Holdings, together with copies of all such filings disclosed by such search, and such searches shall reveal no Liens on any of the assets of the Holdings except for Permitted HoldCo Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lenders (including UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture or real property filings disclosed in such search); and

(E) evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement has been taken (other than the filing of the statement of particulars described in clause (C) above, which shall be filed within ten (10) days after the Closing Date);

(vi) a certificate from each of the Loan Parties, signed by a Responsible Officer of each such Person and dated the Closing Date, attaching and certifying the following:

(A) such Loan Party’s (and in the case of the Borrower, the Project Company’s) Organizational Documents (including a copy of the certificate of formation or other formation documents, including all amendments thereto, certified as of a recent date by the applicable Secretary of State or other applicable Governmental Authority), and certifying that such documents are in full force and effect as of the Closing Date, no term or condition thereof has been amended from the form attached to such certificate;

(B) a copy of one or more board or other resolutions or other authorizations from such Loan Party certified by a Responsible Officer of such Loan Party as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement (in the case of the Borrower’s certificate) and of each Transaction Document to which it is a party and the consummation of the transactions contemplated therein and any instruments or agreements required hereunder or thereunder;

(C) a certificate of incumbency including the names and true signatures of the incumbent officers of such Loan Party authorized to sign the Transaction Documents to which such Loan Party is a party;

(D) a certificate, certified as a recent date by the Delaware Secretary of State, certifying that the Borrower is validly existing and in good standing in its jurisdiction of formation;

(E) a certificate, certified as a recent date by the Texas Secretary of State, certifying that the Project Company is validly existing and in good standing in its jurisdiction of formation; and

(F) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause (vii);

(vii) the favorable opinions of Baker Botts LLP, New York, Delaware and English counsel to the Loan Parties addressed to and in form and substance satisfactory to the Administrative Agent and each Lender;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying that (x) the conditions in Section 4.01 are satisfied, or to the extent that documents are to be delivered to the Administrative Agent, that such documents have been delivered (without certifying that such documents are in form and substance satisfactory to the Administrative Agent), (y) the representations and warranties made by it pursuant to Article V are true and correct and (z) the Borrower has not received written notice of, and has no Knowledge of, any Event of Loss in respect of the Project;

(ix) a certificate signed by a Responsible Officer of Holdings certifying that the representations and warranties made by it pursuant to the Pledge Agreement are true and correct;

(x) a certificate of the Borrower attesting to the Solvency of the Borrower before and after giving effect to the Transactions contemplated to occur on the Closing Date, from a Responsible Financial Officer of the Borrower, substantially in the form of Exhibit H; and

(xi) duly executed counterparts of the Intercreditor Agreement, with originals sufficient in number for distribution to the Administrative Agent, Collateral Agent and the Borrower;

(b) The Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) the Construction Budget and Schedule (certified by a Responsible Officer of the Borrower as, to the Knowledge of the Borrower, based on reasonable assumptions as to the legal and factual matters material to the estimates set forth therein, and fairly representing the Borrower’s expectations as to the financial performance of the Project over the term of the Loans);

(ii) the Technical and Environmental Due Diligence Report favorably reviewing (A) the technical and economic feasibility of the Project and the environmental compliance and environmental risks relating to the Project; (B) the reasonableness of the Construction Budget and Schedule, each of the EPC Contracts and the assumptions related to the costs and operating performance of the Project; and (C) the reasonableness of the technical assumptions underlying the Financial Model;

(iii) the unaudited financial statements of the Project Company, consisting of the balance sheet of the Project Company and the related statements of income and cash flows as of February 28, 2019;

(iv) the Financial Model (satisfying the Target Debt Balance and Debt Service Coverage Ratio); and

(v) copies of each of the Market Consultant Report and the Insurance Consultant’s Report, in each case, together, if necessary, with reliance letters in respect of the same authorizing the Administrative Agent’s, the Arrangers’ and the Lenders’ reliance on such reports, dated the Closing Date.

(c) With respect to the Material Project Documents, the Administrative Agent shall have received:

(i) true, complete and correct copies of each Material Project Document as of the Closing Date and any existing supplements or amendments thereto, and such documents shall have been duly authorized, executed and delivered by the Project Company and, to the Knowledge of the Borrower, the other parties thereto and shall be in full force and effect on the Closing Date and shall be certified by a Responsible Officer of the Borrower as, to its Knowledge, being true, complete and correct copies and in full force and effect;

(ii) a certificate from a Responsible Officer of the Borrower, satisfactory in form and substance to the Administrative Agent and the Lenders, certifying that (A) all conditions precedent to the performance of the Project Company under each Material Project Document have been satisfied or waived (other than conditions precedent that are not required to be satisfied until a later date); (B) all performance security required to be delivered under each Material Project Document as of the Closing Date has been so delivered and (C) no party to any such Material Project Document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder;

(iii) a certificate from the Lenders’ Technical and Environmental Consultant confirming that (A) the Technical and Environmental Due Diligence Report and all informational materials contained therein are, as of the date of such Technical and Environmental Due Diligence Report, and are, as of the Closing Date true, correct and complete in all material respects based upon the information furnished to the Lenders’ Technical and Environmental Consultant as of the Closing Date, (B) since the date of the

Technical and Environmental Due Diligence Report, there has been no material change to the Technical and Environmental Due Diligence Report or to the conditions set forth therein other than as disclosed to the Lenders in such certificate and (C) to the best of the Lenders’ Technical and Environmental Consultant’s knowledge, no act, event or condition has occurred that would make any information or statement contained in the Technical and Environmental Due Diligence Report untrue, incorrect or misleading in any material respect.

(d) All Applicable Governmental Authorizations for the ownership, development, construction, and operation of the Project in accordance with the Material Project Documents and required to have been obtained by the Closing Date from any Governmental Authority have been issued and are in full force and effect, and to the Knowledge of the Borrower the Project Company and Enterprise are in material compliance with all such Applicable Governmental Authorizations.

(e) The Administrative Agent shall have received copies of each Applicable Governmental Authorization.

(f) [Reserved.]

(g) The Administrative Agent shall have received at least five (5) Business Days prior to the Closing Date, all documentation and other information about each Loan Party required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA Patriot Act, to the extent such information has been requested at least ten (10) Business Days prior to the Closing Date. At least five (5) Business Days prior to the Closing Date, any Owner Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower Owner Party.

(h) [Reserved.]

(i) No Default or Event of Default shall have occurred and be continuing or would result from the initial funding of the Loans.

(j) No event, occurrence, development or state of circumstances or facts that individually or in the aggregate has had, or would reasonably be expected to have, or result in, a Material Adverse Effect shall have occurred and be continuing.

(k) Each representation and warranty of the Loan Parties set forth in the Loan Documents is true and correct in all material respects on and as of the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, in all material respects as of such specific date).

(l) [Reserved].

(m) On the Closing Date, after giving effect to the Transactions, Holdings and the Borrower shall have no Indebtedness for borrowed money or preferred equity except the initial Loans.

(n) The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower that (i) there are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened in writing, before any Governmental Authority, by or against any Loan Party or, to the Knowledge of the Borrower, the Project Company or against any of their properties or revenues that (A) purport to affect or pertain to this Agreement, any other Transaction Document, the consummation of the Transaction or, to the Knowledge of the Borrower, any Material Project Document, or (B) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) the Borrower is not in breach or default under any order, writ, injunction or decree of any Governmental Authority or arbitral tribunal, in each case, applicable to the Borrower.

(o) [Reserved].

(p) Enterprise shall have assigned the Marubeni TSA and the Flint Hills TSA to the Project Company.

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to Borrowings of Term Loans after the Closing Date. The obligation of the Term Lenders to make Term Loans on any date subsequent to the Closing Date (any such date, “Borrowing Date”) is subject to the satisfaction of each of the following conditions:

(a) As of such Borrowing Date, (i) unless such Material Project Document (other than the Commitment Offtake Agreements and the Terminal Services Agreement) has expired in accordance with its terms or been replaced in accordance with Section 6.06, each such Material Project Document (other than any Additional Project Document that is not also a Commitment Offtake Agreement to the extent its failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect) shall be in full force and effect and (ii) each Commitment Offtake Agreement, the Terminal Services Agreement and the Loan Documents shall be in full force and effect.

(b) As of such Borrowing Date, neither the Borrower nor the Project Company is in breach in any material respect of any obligation under any Material Project Document to which such Person is a party, except, in each case, to the extent such breach (i) does not and will not give rise to a termination right or other material remedy thereunder, (ii) is cured within the applicable cure period therefor, (iii) remains subject to a cure period thereunder and the applicable breaching party is diligently pursuing a cure or (iv) has been waived thereunder by the non-breaching party or parties.

(c) To the Knowledge of the Borrower, as of such Borrowing Date, no party (other than the Project Company and the Borrower) to any Material Project Document is in breach in any material respect of any obligation thereunder, except, in each case, to the extent such breach (i) does not and will not give rise to a termination right or other material remedy thereunder, (ii) is cured within the applicable cure period therefor, (iii) remains subject to a cure period thereunder and the applicable breaching party is diligently pursuing a cure or (iv) has been waived thereunder by the non-breaching party or parties.

(d) All Applicable Governmental Authorizations for the ownership, development, construction, and operation of the Project in accordance with the Material Project Documents and required to have been obtained by such Borrowing Date from any Governmental Authority have been issued and are in full force and effect, and to the Knowledge of the Borrower, the Project Company is in compliance with all such Applicable Governmental Authorizations, except to the extent any such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(e) No Default or Event of Default shall have occurred and be continuing or would result from the funding of the Loans on such Borrowing Date.

(f) Each representation and warranty of the Loan Parties set forth in Article V hereof and in each of the other Loan Documents is true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality, “Material Adverse Effect” or similar qualifier, in which case, it shall, when repeated, be deemed to be true and correct in all respects) on and as of such Borrowing Date (or, if any representation or warranty is stated to have been made as of a specific date, all material respects as of such specific date).

(g) The Borrower shall have delivered to the Administrative Agent evidence that the Debt to Equity Ratio (after giving effect to all Borrowings and all Restricted Payments made prior to and on such date) does not exceed 50:50.

(h) The Borrower shall have delivered to the Administrative Agent and the Lenders’ Technical and Environmental Consultant, at least eight (8) Business Days prior to the Borrowing Date the Borrower’s Construction Drawdown Certificate: (i) attaching a copy of the Call Notice received by the Borrower pursuant to Section 3.3(a) of the Project Company LLC Agreement, (ii) attaching copies of the Construction Reports as to the Project from Enterprise, status reports from the counterparties to the Storage Tank EPC Contract and the Liquefaction Facility, respectively, a breakdown and description of the Project Costs incurred by the Project Company as reported by the Construction Manager (including owner costs as outlined in Exhibit B of the Construction Management Agreement and not paid pursuant to an EPC Contract), an updated Project Schedule in the form of a bar chart or table of milestones as reported by the Construction Manager highlighting the estimated Conversion Date and any material deviations to the contractual schedule, status reports from Enterprise with respect to the “Permitting, Engineering, Procurement, and Construction” progress of the carrier pipeline referred to in the Transportation Services Agreement, health and safety reports covering the period’s and year to date health and safety metrics, including, contractor and employer job hours, lost-time-incidents, recordables, fatalities, and a summary of the status of the Applicable Governmental Authorizations necessary for the construction and operation of the Project, in each case that have not been previously delivered in connection with a Borrowing, and all other information received by the Borrower in support of such Call Notice, (iii) describing the Project Costs incurred by the Project Company and allocated to the Borrower to date, (iv) describing the Project Costs to be paid with the proceeds from the requested Borrowing, (v) certifying that the Borrower’s share of the remaining

Project Costs expected to be incurred to achieve the Conversion Date on or prior to the Date Certain are less than or equal to the undrawn Term Loan Commitment up to the then applicable Commitment Availability plus amounts on deposit in the Construction Account, (vi) indicating when the Conversion Date is expected to occur, and (vii) describing the status of the Construction Budget and Schedule (including an update of the status of the Construction Budget and Schedule showing the actual costs incurred for each budget line item, current draw request by line item, the estimated costs to complete by line item and a summary of the sources for each of the foregoing that have been used and are available to cover the Project Costs and certifying that the progress of construction of the Project is in all material respects in accordance with the Construction Budget and Schedule and the requirements of the EPC Contracts).

(i) The Administrative Agent shall have received (i) the Lenders’ Technical and Environmental Consultant’s Certificate at least five (5) Business Days prior to the date of the Borrowing Date, pursuant to which the Lenders’ Technical and Environmental Consultant certifies (A) that the progress of construction of the Project is in all material respects in accordance with the Construction Budget and Schedule and applicable requirements of the EPC Contracts, (B) that the estimated Conversion Date set forth in the Borrower’s Construction Drawdown Certificate is achievable and the Conversion Date is reasonably likely to occur by the Date Certain, (C) the reasonableness of certain information and certifications provided in the Borrower’s Construction Drawdown Certificate based on the information provided in support thereof and (D) that based on the Borrower’s report of funds expended against the Construction Budget and Schedule and assuming that Enterprise funds its share of Project Costs in accordance with the Project Company LLC Agreement and based on the Borrower’s share of the remaining Project Costs expected to be incurred under the Construction Budget and Schedule, there are sufficient committed funds available to the Borrower pursuant to the Credit Agreement and funds on deposit in the Construction Account to achieve the Conversion Date in accordance with the Material Project Documents on or before the Date Certain; and (ii) to the extent requested and received by the Lenders’ Technical and Environmental Consultant, copies of all documentation required to be provided under the EPC Contracts to the Project Company or Construction Manager by the relevant contractor with respect to the Project Costs anticipated to be paid with the proceeds of the requested Borrowing.

(j) The Borrower shall have taken or caused to be taken all actions reasonably requested by the Administrative Agent in order that the Administrative Agent has a valid and perfected first priority security interest in the Collateral.

(k) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before such Borrowing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before such Borrowing Date shall have been paid.

(l) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that (i) the conditions specified in Section 4.02 are satisfied as of such Borrowing Date and (ii) the estimated Project Costs will not exceed funds committed by the Borrower and Enterprise under the Project Company LLC Agreement to pay such Project Costs (determined as of such Borrowing Date).

(m) With respect to the initial borrowing of the Term Loans, Equity Contributions shall equal at least the Required Equity Contribution Amount, provided that, the Lenders acknowledge that as of the Closing Date Equity Contributions were equal to $72,500,000.

(n) With respect to the initial borrowing of the Term Loans, the Lenders shall have received reasonably satisfactory regulatory opinions of federal regulatory counsel to the Borrower and Texas regulatory and environmental counsel to the Borrower

(o) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

(p) With respect to the initial borrowing of the Term Loans, insurance complying with Section 6.09 shall be in full force and effect and the Administrative Agent shall have received a certificate from the Insurance Consultant, dated on or around the date of such borrowing, confirming, among other things, that the Borrower has the insurance required to be obtained by the Borrower pursuant to Section 6.09, and that all premiums then due and payable on such insurance have been paid.

4.03 Conditions to Commitment Availability Increases. Any increase to the Commitment Availability shall be subject to the satisfaction by the Borrower of each of the following conditions (unless waived in writing by the Administrative Agent (acting at the direction of all Lenders)):

(a) The Administrative Agent shall have received a request for an adjustment to the Commitment Availability stating the proposed Commitment Availability Amount.

(b) The Administrative Agent shall have received an updated Financial Model approved by each Lender in consultation with the Lenders’ Technical and Environmental Consultant (such approval not to be unreasonably withheld).

(c) The Administrative Agent shall have received a certificate of the Financial Officer of the Borrower certifying that, as determined by the Borrower good faith based upon assumptions believed by the Borrower to be reasonable at the time, the Financial Model demonstrates a Projected Debt Service Coverage Ratio of at least 1.15x at each Repayment Date through the Maturity Date based on Contracted Cash Flows under the Commitment Offtake Agreements then in effect, with a balloon payment that can be fully repaid from Contracted Cash Flows under the Commitment Offtake Agreements then in effect expected to be received from the Maturity Date through the remaining tenor of such Commitment Offtake Agreements (and including all supporting calculations).

(d) The Administrative Agent shall have received an updated Schedule 1.01(A) reasonably acceptable to all Lenders.

(e) The Administrative Agent shall have received an updated Schedule 1.01(C) reasonably acceptable to all Lenders.

4.04 Conditions to Issuance of each DSR Letter of Credit. The obligation of the Issuing Lender to Issue any DSR Letter of Credit is subject to the receipt by the Administrative Agent of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which shall be reasonably satisfactory in form and substance to the Administrative Agent and the Issuing Lender (unless waived by the Issuing Lender):

(a) Delivery of a Notice of Issuance to the Administrative Agent in accordance with Section 2.02(b).

(b) (i) The representations and warranties of the Borrower and Holdings set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Issuance (or, if any such representation or warranty is expressly stated to have been made as of a specific prior date, such representation or warranty was true and correct in all material respects as of such specific prior date), both immediately prior to the proposed Issuance and after giving effect to such Issuance, and (ii) at the time of and immediately after giving effect to such Issuance, no Default or Event of Default shall have occurred and be continuing; provided, however, that a representation or warranty that is qualified by materiality, Material Adverse Effect or similar phrase shall be true and correct in all respects.

(c) All conditions precedent to the Conversion Date shall have occurred or shall occur simultaneously with such Issuance.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Borrower and, to the Knowledge of the Borrower, the Project Company (a) is a limited liability company duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents and the Material Project Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Transaction Document to which it is a party, and, to the Knowledge of the Borrower, by the Project Company of each Transaction Document and each Material Project Document to which the Project Company is a party, and the consummation of the components of the Transaction to which such Person is a party have been duly authorized by all necessary corporate or other organizational action by such Person and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Lien created under the Loan Documents) under, or cause the acceleration of any payment to be made under (i) any Contractual Obligation to which such Person is a party or by which it is bound or to which the properties of such Person are subject or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents.

(a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be obtained, taken or made by the Borrower or, to the Knowledge of the Borrower, the Project Company (as applicable) in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of any Transaction Document that the Borrower is a party, the execution, delivery or performance by, or enforcement against, the Project Company of any Material Project Document, any Transaction Document or for the consummation of the Transaction, other than in the case of performance of any Transaction Document, such actions as are required to be taken under such Transaction Document, (b) the grant by the Borrower of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except (i) approvals, consents, exemptions, authorizations, actions, notices and filings that has been obtained or made and are in full force and effect, (ii) UCC filings required to be made pursuant to the Loan Documents, and (iii) in the case of exercise of remedies in respect of Equity Interests, approvals and all other actions required under the Project Company LLC Agreement for any transfer of the Equity Interests.

(b) To the Knowledge of the Borrower, all applicable waiting or appeal periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Borrower or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(c) To the Knowledge of the Borrower, there are no material Governmental Authorizations issued pursuant to or required under applicable Laws (including Environmental Laws) as the Project is currently designed and contemplated to be sited, constructed, owned, maintained and operated, other than the Applicable Governmental Authorizations set forth on Schedule 5.03(a) and the Governmental Authorizations set forth on Schedule 5.03(b).

(d) To the Knowledge of the Borrower, each Applicable Governmental Authorization that has been issued to the Project Company, Enterprise or a Material Project Party that is an Affiliate of the Project Company or Enterprise (except as set forth on Schedule 5.03(c)), is in full force and effect and is not subject to any pending or threatened in writing legal proceeding (including administrative or judicial appeal, permit renewals or modification) seeking material modification or revocation or to any unsatisfied condition (required to be satisfied as of date this representation and warranty is made) or that could reasonably be expected to have a Material Adverse Effect, and if an appeal period is specified by an applicable Law under which such Applicable Governmental Authorizations were issued, all appeal periods with respect to the issuance of such Governmental Authorizations have expired.

(e) To the Knowledge of the Borrower, each of the Project Company, Enterprise and a Material Project Party that is an Affiliate of the Project Company or Enterprise are in compliance with all Applicable Governmental Authorizations held in its name or applicable to the Project, except in each case such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

(f) As of the Closing Date, other than as set forth on Schedule 5.03(c), each Governmental Authorization which has not yet been obtained is not yet an Applicable Governmental Authorization and is of a type that is reasonably expected to be timely obtainable without material cost, difficulty, or delay prior to the time that it will become an Applicable Governmental Authorization, and, to the Knowledge of the Borrower, no facts or circumstances exist that make it reasonably likely that any such Governmental Authorization will not be so obtainable. No facts or circumstances exist that make it reasonably likely that the Applicable Governmental Authorizations set forth on Schedule 5.03(c) will not be timely obtainable without material cost, difficulty, or delay to the Construction Budget and Schedule or without causing the assumptions underlying the Financial Model to become unreasonable.

(g) The Project, if constructed in accordance with the Construction Budget and Schedule and otherwise developed as contemplated by the Material Project Documents, shall conform to and comply in all material respects with all material covenants, conditions, restrictions and reservations in the Applicable Governmental Authorizations and all applicable Laws as in effect as of the date this representation is made and deemed repeated, except in each case such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Transaction Document and each Material Project Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower if it is party thereto or, to the Knowledge of the Borrower, the Project Company if it is party thereto. This Agreement constitutes, and each other Transaction Document and each Material Project Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower or, to the Knowledge of the Borrower, the Project Company (as applicable), enforceable against each the Borrower or, to the Knowledge of the Borrower, the Project Company (as applicable) in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

5.05 Financial Statements; No Material Adverse Effect; No Default.

(a) The Closing Date Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and; (ii) fairly present the financial condition of the Project Company as of the dates thereof and its respective results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The projected balance sheets, statements of income and cash flows of the Borrower and, to the Knowledge of the Borrower, the Project Company provided to the Lenders prior to the Closing Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the Closing Date.

(c) No event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

(d) No Default or Event of Default has occurred and is continuing or, as of the Closing Date, shall result from the consummation of all or any part of the Transaction.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or, to the Knowledge of the Borrower, the Project Company or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Transaction Document or the consummation of the Transaction or (b)(i) purport to affect or pertain to any Material Project Document and (ii) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 Indebtedness. The Borrower and, to the Knowledge of the Borrower, the Project Company have not created, incurred, assumed or suffered to exist or otherwise become liable with respect to any Indebtedness, other than Indebtedness permitted in accordance with Section 7.02.

5.08 Nature of Borrower; Ownership of Property; Liens; Investments.

(a) The Borrower is a Delaware limited liability company formed in December 2017, and has conducted no operations or activities other than the entering into and performance of the Transaction Documents to which it is a party and activities necessary in connection therewith.

(b) The Borrower does not own, lease, hold or operate any real property.

(c) The Borrower does not own or hold any assets (of any nature whatsoever) except (i) cash and Cash Equivalents in the Project Accounts in which the Collateral Agent has a perfected security interest (subject to Permitted Liens), other than to the extent the failure to maintain such security interest is the result of negligence of the Collateral Agent, (ii) the membership units in the Project Company and, following the Closing Date, any other Investments in the Project Company, (iii) its rights under the Transaction Documents to which it is a party, (iv) the insurance as may be required to be maintained by it under Section 6.09, (v) cash in the Pre-Existing Bank Account and (vi) any other assets acquired in the conduct of activities permitted by Section 7.07. The Borrower has no Subsidiaries and is not a general or limited partner in any partnership or a party to a joint venture (other than as a member of the Project Company).

(d) To the Knowledge of the Borrower, the Project Company owns good and marketable title to the Project and has a valid leasehold interest in all real property necessary for the development, construction and operation of the Project. The Borrower has a good and valid ownership interest in all property and assets (tangible and intangible) included in the Collateral under each Collateral Document that has been executed as of the date this representation is made or deemed repeated.

(e) To the Knowledge of the Borrower, the Project Company conducts no operations or activities other than the entering into and performance of the Transaction Documents, the Material Project Documents and the Non-Material Documents to which it is a party and activities in connection therewith.

(f) The Collateral Agent has a perfected first priority Lien and security interest in all assets of the Loan Parties contemplated under the Security Documents to secure the Obligations (subject to Permitted Liens), except (i) to the extent the failure to maintain such security interest is the result of negligence of the Collateral Agent and (ii) in respect of the Equity Interests of the Borrower in the Project Company. There are no Liens on any assets of the Borrower or, to the Knowledge of the Borrower, the Project Company, in each case, other than Permitted Liens.

(g) The Obligations under the Loan Documents constitute senior secured and first priority (subject to Permitted Liens) Indebtedness of the Borrower.

5.09 Environmental Compliance. Except for any matters which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Neither the Borrower nor the Project Company has become subject to or received notice of any claim, action or proceeding with respect to any Environmental Liability or knows of any basis for any Environmental Liability.

(b) Neither the Borrower nor the Project Company is undertaking, or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Project Company have been disposed of in a manner which could not reasonably expected to result in material liability to the Borrower or the Project Company.

(c) Each of the Borrower and the Project Company: (i) is, and within the period of all applicable statutes of limitation have been, in compliance with all Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; and (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of their Environmental Permits.

(d) There are no actions, omissions, circumstances, or conditions which could reasonably be expected to result in any Environmental Liability of the Borrower or the Project Company.

5.10 Taxes. The Borrower and, to the Knowledge of the Borrower, the Project Company have timely filed all federal, state and other material tax returns and reports required to be filed, and all such tax returns and reports are true, correct, and complete in all material respects, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and, to the Knowledge of the Borrower, the Project Company have timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in their capacity as a withholding agent, levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no proposed material tax assessment or other claim against, and no material tax audit with respect to the Borrower or, to the Knowledge of the Borrower, the Project Company. Neither the Borrower nor, to the Knowledge of the Borrower, the Project Company is party to any tax sharing agreement, tax allocation agreement or similar arrangement (including any indemnity arrangement) pursuant to which the Borrower or the Project Company (as applicable) will be liable for any amounts of material Taxes.

5.11 Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor, to the Knowledge of the Borrower, the Project Company is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

5.12 Disclosure.

(a) The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any other Loan Party or, to the Knowledge of the Borrower, the Project Company, is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or, to the Knowledge of the Borrower, any other Owner Party to the Administrative Agent or any Lender in connection with the Transaction and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, at the time furnished (in the case of all reports, financial statements, certificates or other information), taken as a whole, contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, subject to clauses (b) and (c) below, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections are not to be viewed as facts and are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that such projections will be realized, that actual results may differ and such differences may be material.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(c) The Construction Budget and Schedule and the Financial Model:

(i) as of the Closing Date, are, to the Knowledge of the Borrower, based on reasonable assumptions as to the legal and factual matters material to the estimates set forth therein, and fairly represent the Borrower’s expectations as to the financial performance of the Project over the term of the Loans;

(ii) as of the Closing Date, are consistent with the provisions of the Transaction Documents and the Material Project Documents;

(iii) indicate that the estimated Project Costs will not exceed funds committed by the Borrower and Enterprise under the Project Company LLC Agreement to pay Project Costs; and

(iv) indicate that the Conversion Date shall be achieved by no later than the Date Certain.

(d) As of the Closing Date, there are no material Project Costs that are not included in the Construction Budget and Schedule and, to the Knowledge of the Borrower, development costs incurred by Enterprise and paid prior to the Closing Date are Project Costs and have been applied in accordance with the Construction Budget and Schedule.

5.13 Compliance with Laws. The Borrower and, to the Knowledge of the Borrower, the Project Company, is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.14 Solvency. As of the Closing Date, the Borrower, and to the Knowledge of the Borrower, the Project Company is, and upon the occurrence of the Obligations and after giving effect to the Transaction will be, Solvent.

5.15 OFAC; FCPA; USA Patriot Act.

(a) No Owner Party nor any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

(b) The Owner Parties have conducted their activities in compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

(c) No Owner Party nor any director, officer, employee or, to the Knowledge of the Borrower, any agent or any other person acting on behalf of an Owner Party has (i) used any corporate funds of the Borrower for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) violated the Foreign Corrupt Practices Act of 1977, as amended.

(d) Each of the Owner Parties is in compliance in all respects with all applicable financial recordkeeping and reporting requirements, including the USA Patriot Act, and any other applicable anti-money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Owner Parties with respect to such anti-money laundering laws is pending or, to the Knowledge of the Borrower, threatened.

5.16 Intellectual Property. To the Knowledge of the Borrower, the Project Company has obtained and holds in full force and effect all patents, trademarks, copyrights, trade secrets and other proprietary information and know-how, and other similar intellectual property rights, or adequate licenses or rights thereto, subject only to Liens which are Permitted Liens, which intellectual property rights are necessary for the design, ownership, construction, operation and maintenance of the Project as of the date that this representation is made or deemed to be made, other than the absence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Borrower, no written notices of violation of third-party intellectual property rights (including offers to license) have been received by the Project Company, and no litigation or other legal proceeding has been commenced with respect to such intellectual property rights against the Project Company, in each case other than which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.17 Material Project Documents.

(a) (i) Correct and complete copies of all the Material Project Documents in effect on the Closing Date have been delivered to the Administrative Agent by the Borrower and (ii) to the Knowledge of the Borrower, none of the Material Project Documents has been amended, modified or terminated other than as provided to the Administrative Agent.

(b) To the Knowledge of the Borrower, all representations and warranties made by the Project Company and each Material Project Party in the Material Project Documents are true and correct in all material respects.

(c) All conditions precedent to the obligations of the Project Company and, to the Knowledge of the Borrower, the other respective parties under the Material Project Documents that have been executed have been satisfied or waived except for such conditions precedent that need not be satisfied until a later date.

(d) Except as otherwise permitted pursuant to the Loan Documents, the Borrower has not entered, and has not taken any action under the Project Company LLC Agreement to permit or cause the Project Company to enter, into any agreements with Holdings or any of the Borrower’s Affiliates, other than the applicable Transaction Documents and the Material Project Documents, on terms less favorable to the Borrower or the Project Company (as applicable) than the Borrower or the Project Company (as applicable) would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower, the Project Company or Holdings.

(e) To the Knowledge of the Borrower, all the Material Project Documents (other than any Additional Project Document that is not also a Commitment Offtake Agreement to the extent its failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect) are in full force and effect and no default under any of the Material Project Documents has occurred and is continuing, other than in each case those which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) (i) As of the Closing Date, to the Knowledge of the Borrower, there are no material agreements, instruments or undertakings between the Project Company and any Material Project Party relating to the Project Company and the Project other than the Material Project Documents, and (ii) as of any subsequent date on which this representation is made, to the Knowledge of the Borrower, there are no material agreements, instruments or undertakings between the Project Company and any Material Project Party relating to the Project Company and the Project other than, as applicable, (w) the Transaction Documents, (x) the Material Project Documents, and (y) any Non-Material Document.

(g) To the Knowledge of the Borrower, the Transaction Documents, the Material Project Documents and the Applicable Governmental Authorizations, by their terms, create rights in the Project Company sufficient to enable the Project Company to own, construct, operate and maintain the Project and to perform its obligations under the Transaction Documents and the Material Project Documents to which it is a party.

(h) To the Knowledge of the Borrower, all utility services, means of transportation, facilities and other materials necessary for the construction and operation of the Project (including, as necessary, gas, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project and arrangements in respect thereof have been made on commercially reasonable terms, except as could not reasonably be expected to have a Material Adverse Effect.

5.18 Required Insurance. To the Knowledge of the Borrower, all Required Insurance has been obtained and is in full force and effect and all premiums currently due thereon have been paid in full.

5.19 Condemnation. No Event of Loss has occurred and is continuing. To the Knowledge of the Borrower, there are no condemnation proceedings by or before any Governmental Authority now pending or threatened in writing with respect to the Project.

5.20 Conversion Date. Consistent with the Construction Budget and Schedule, the Project is scheduled to achieve the Conversion Date no later than the Date Certain.

5.21 Project Accounts. Except for the Operating Local Account and, prior to and on the date of the first Borrowing of the Term Loans, the Pre-Existing Bank Account, the Borrower does not have any “account” with a “bank” (within the meaning of Sections 4-104(a)(1) and 4-105(1) of the UCC, respectively) or “securities account” (within the meaning of Section 8-501(a) of the UCC) other than the Project Accounts.

5.22 Ownership. As of the Closing Date, (a) Holdings owns directly 100% of the Equity Interests of the Borrower, (b) the Borrower owns directly 50% of the Equity Interests of the Project Company, and (c) Enterprise owns directly 50% of the Equity Interests of the Project Company. There are no outstanding options, warrants or other rights (including conversion or preemptive rights, preferential rights to purchase, and rights of first refusal) for any equity interests in any Loan Party or, to the Knowledge of the Borrower, the Project Company or relating to the transfer or issuance of any such interests, except as set forth in the Project Company LLC Agreement.

5.23 ERISA. No Loan Party nor the Project Company has any employees or former employees. No Loan Party nor the Project Company contributes to or has any liability (actual or contingent) under or with respect to any employee benefit plan (as defined in Section 3(3) of ERISA), other than obligations of the Project Company to reimburse an Affiliate of a Loan Party or Enterprise pursuant to a services or other agreement for costs attributable to employees providing services to the Project Company, which obligations do not cause the Project Company to be considered a contributing sponsor (within the meaning of Section 4001(15) of ERISA), participating employer, plan sponsor, plan administrator of any Pension Plan or to have obligation to contribute directly to such Pension Plan or to have any liability to a Multiemployer Plan and which would have no potential risk of a lien upon the assets of the Project Company or any Loan Party (“Indirect Project Company Obligations”). Without limiting the foregoing, no ERISA Affiliate of any Loan Party sponsors, maintains, participates in, has an obligation to contribute to or has any liability in respect of, and within the six (6) year period immediately preceding the date hereof, has not sponsored, maintained, participated in, had an obligation to contribute to or any liability in respect of any Pension Plan or any Multiemployer Plan.

5.24 No Force Majeure. To the Knowledge of the Borrower, no event of force majeure or other event or condition exists which (a) provides any Material Project Party the right to cancel or terminate any Material Project Document to which it is a party in accordance with the terms thereof, which cancellation or termination could reasonably be expected to have a Material Adverse Effect or (b) provides any Material Project Party the right to suspend its performance (or be excused of any liability) under any Material Project Document to which it is a party in accordance with the terms thereof, which suspension (or excuse) could reasonably be expected to (x) result in the Project failing to achieve the Conversion Date by the Date Certain or (y) which suspension (or excuse) could reasonably be expected to have a Material Adverse Effect.

5.25 Pari Passu. The Borrower’s obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of the Borrower.

5.26 Labor Matters. No strike, lockout or other labor dispute in connection with the Project or the business of the Borrower or, to the Knowledge of the Borrower, the Project Company exists or, to the Knowledge of the Borrower, is threatened, that could reasonably be expected to result in a material liability to the Borrower or the Project Company.

5.27 Operating Arrangements. The management, administration and operating-related responsibilities delegated to the Operator under the Operating Agreement constitute all of the management, administration and operating-related obligations of the Borrower pursuant to the Transaction Documents and Material Project Documents.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnity obligations not due and payable), the Borrower shall:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower and the Project Company (as applicable) (commencing with the fiscal year ending December 31, 2018, with respect to the Project Company, and December 31, 2019, with respect to the Borrower), a balance sheet of the Borrower and the Project Company as at the end of its respective fiscal year, and their respective related statements of income or operations, changes in members’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than, in the case of the Borrower, any such qualifications based on the scheduled maturity of the Loans; and

(b) as soon as available, but in any event within the later of (i) 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and the Project Company (as applicable) (commencing with the fiscal quarter ended on March 31, 2019 for the Borrower and June 30, 2019 for the Project Company) and (ii) 15 Business Days after the Borrower receives the Project Company’s financial statements, a balance sheet of the Borrower and the Project Company as at the end of its respective fiscal quarter, and the related statements of income or operations, changes in members’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s or the Project Company’s (as applicable) fiscal year then elapsed, setting forth, commencing with the fiscal quarter ending on March 31, 2019 for the Borrower and June 30, 2019, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and, in the case of the Borrower’s financial statements, certified by a Responsible Financial Officer of the Borrower as fairly presenting the financial condition, results of operations, members’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Financial Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes); provided that, such Compliance Certificate shall (i) state that the financial statements referred to in Sections 6.01(a) and (b) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of each of the Borrower and the Project Company as of the dates thereof and its respective results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein;

(b) within five (5) Business Days following receipt by the Borrower, any amendments or waivers of, supplements to, or material consents under, any of the Material Project Documents;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party or, to the extent received by the Borrower, the Project Company by independent accountants in connection with the accounts or books of any Loan Party or the Project Company, as applicable, or any audit of any of them;

(d) the following notices received by the Borrower under the applicable Material Project Document:

(i) within five (5) Business Days following receipt, (1) each Construction Budget (as defined in the Operating Agreement), each Operating Budget and each amendment thereof, (2) any action or proceeding against or of any non-compliance by the Project Company with any Environmental Law or Environmental Permit, (3) any notice of a Release of Hazardous Materials that must be reported to a Governmental Authority pursuant to applicable Environmental Laws (except for any such Release which could not reasonably be expected to result in a material liability or obligation), (4) each notice of dispute or claim of indemnity, (5) each notice of sale, assignment or other transfer of the equity interests in the Project Company (including grant of security interests in such equity interests), (6) each notice of force majeure, Event of Loss, emergency, or failure to meet standards of care, (7) each notice of action by the Project Company provided to non-consenting members, (8) each notice of termination, (9) each notice of key decisions under Section 5.2 of the Project Company LLC Agreement, (10) each notice of any amendment of, default under or termination of the Material Project Document or entry into an Additional Project Document, Additional Offtake Agreement or Replacement Project Document, and (11) each receipt of proceeds or liquidated damages under the EPC Contracts;

(ii) within two (2) Business Days following receipt, (1) each notice of a capital contribution required to be made, (2) each notice of the Borrower’s failure to make a capital contribution; and (3) each notice of default by the Borrower, in each case under the Project Company LLC Agreement; and

(e) promptly, (i) such additional information regarding the business, financial, legal or corporate affairs of (x) the Borrower or compliance with the terms of the Loan Documents or (y) to the extent in the possession of the Borrower or reasonably obtainable, the Project Company, as the Administrative Agent or any Lender may from time to time reasonably request or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws;

(f) (i) commencing April 30, 2019, as soon as available and in any event on the last day of each month (or the next succeeding Business Day if the last day of a given month is not a Business Day), monthly Construction Reports as to the Project from Enterprise, status reports from the counterparties to the Storage Tank EPC Contract and the Liquefaction Facility, respectively, a breakdown and description of the Project Costs incurred by the Project Company as reported by the Construction Manager (including owner costs as outlined in Exhibit B of the Construction Management Agreement and not paid pursuant to an EPC Contract), an updated Project Schedule in the form of a bar chart or table of milestones as reported by the Construction Manager highlighting the estimated Conversion Date and any material deviations to the contractual schedule, status reports from Enterprise with respect to the “Permitting, Engineering, Procurement, and Construction” progress of the carrier pipeline referred to in the Transportation Services Agreement, health and safety reports covering the period’s and year to date health and safety metrics, including, contractor and employer job hours, lost-time-incidents, recordables, fatalities, and a summary of the status of the Applicable Governmental Authorizations necessary for the construction and operation of the Project; and (ii) commencing on June 30, 2019, as soon as available and in any event within thirty (30) days following the end of each fiscal quarter (or the next succeeding Business Day if the last day of a given month is not a Business Day), quarterly Construction Reports as to the Project from the Lenders’ Technical and Environmental Consultant.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debtdomain, SyndTrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that if at any time the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly after the Borrower obtains Knowledge thereof, notify the Administrative Agent and each Lender of any of the following:

(a) the occurrence of any Default or Event of Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or breach or non-performance by the Project Company or any Material Project Party of, or any default under, any Material Project Document; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority or the Project Company and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding against any Loan Party or the Project Company, including pursuant to any Environmental Laws;

(c) any material change in accounting policies or financial reporting practices by the Borrower or the Project Company;

(d) the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(v), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(viii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(vi) and (iii) any other event (including any Event of Loss) for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05; and

(e) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document, if any, that have been breached; provided that, failure to describe a breached provision shall not constitute a separate Default or Event of Default.

6.04 Payment of Obligations. (a) Pay and discharge, and cause the Project Company to pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (i) all material Tax liabilities upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Borrower or the Project Company (as applicable); (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless being contested in good faith and for which adequate reserves in accordance with GAAP are being maintained by the Borrower or the Project Company (as applicable); and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (b) timely file, and cause the Project Company to timely file, all material tax returns required to be filed.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect, and cause the Project Company to preserve, renew and maintain in full force and effect, its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, and cause the Project Company to take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew, and cause the Project Company to preserve or renew, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Material Project Documents. Cause the Project Company to, perform and observe all material terms and provisions of each Material Project Document to be performed or observed by it, maintain each such Material Project Document to which it is a party in full force and effect (it being understood that the Project Company shall not be required to maintain in full force and effect any agreement that expires in accordance with its terms), and enforce each such Material Project Document in accordance with its material terms. If, notwithstanding the foregoing, any Material Project Document is terminated or canceled except by expiration in accordance with its terms, the Borrower shall cause the Project Company to enter into a Replacement Project Document within 60 days after the termination and shall deliver such Replacement Project Document to the Administrative Agent; provided that, any Replacement Project Document entered into following the termination or cancellation of (i) a Commitment Offtake Agreement shall also satisfy the requirements of an Increase Commitment Offtake Agreement or (ii) the Terminal Service Agreement shall be reasonably acceptable to the Required Lenders.

6.07 Compliance with Laws. Comply, and cause the Project Company to comply, in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause the Project Company to, take all actions reasonably requested by Lenders to permit Lenders to be in compliance in all material respects with the requirements of the Equator Principles.

6.08 Project Construction; Maintenance of Property.

(a) Cause the Project Company to construct and complete the Project and cause the Project to be constructed, as applicable, consistent with Prudent Industry Practices and consistent in all material respects with Applicable Governmental Authorizations, Environmental Laws, the EPC Contracts, the Construction Budget and Schedule, the other Material Project Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the EPC Contractors and each subcontractor thereof (including equipment manufacturers)

(b) Cause the Project Company to (i) keep and maintain the Project and other property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, in accordance with Prudent Industry Practice, (ii) maintain and operate the Project in accordance with all Applicable Governmental Authorizations and all applicable Laws in all material respects, and (iii) maintain good title to the Project’s properties.

6.09 Insurance.

(a) Within ninety (90) days after the Closing Date, cause insurance complying with this Section 6.09 and required to be in place to be in full force and effect and the Administrative Agent shall have received (i) with respect to any insurance required to be obtained and maintained by the Borrower pursuant to Section 6.09(d), the certificates signed by the insurer or broker authorized to bind the insurer, and (B) a certificate from the Insurance Consultant, confirming, among other things, that the relevant Persons have the insurance required by this Section 6.09 and all premiums then due and payable on such insurance have been paid or otherwise in form and substance reasonably satisfactory to the Required Lenders.

(b) Provide to the Insurance Consultant, information to enable the Insurance Consultant to deliver an updated Insurance Consultant Report and Schedule 6.09 (which shall amend and replace the existing Schedule 6.09 in its entirety with no further action by any party hereto) to the Lenders within thirty (30) days after the Closing Date.

(c) Within ninety (90) days after the Closing Date cause the Project Company to obtain and maintain, the types and amounts of insurance required to be obtained by the Project Company, as listed and described in the Project LLC Agreement and the Material Project Documents, in accordance with the terms and provisions set forth in the Project LLC Agreement and the Material

Project Documents (the “Project Company Required Insurance”); provided that, if such Required Insurance is unavailable on commercially reasonable terms, the Borrower may, with the concurrence of the Insurance Consultant, cause the Project Company to reduce or eliminate the Project Company Required Insurance coverage or otherwise adjust the terms of insurance to what is available on commercially reasonable terms.

(d) Within ninety (90) days after the Closing Date, obtain and maintain, the types and amounts of insurance required to be obtained by the Borrower, as listed and described in Schedule 6.09 (the “Borrower Required Insurance”) to the extent not otherwise demonstrated as having been obtained by the Project Company; provided that, if such Borrower Required Insurance is unavailable on commercially reasonable terms, the Borrower may, with the concurrence of the Insurance Consultant, reduce or eliminate the Borrower Required Insurance coverage or otherwise adjust the terms of insurance to what is available on commercially reasonable terms.

6.10 Maintenance of Governmental Authorizations. Cause the Project Company to obtain, renew and maintain in full force and effect, and comply with, all Applicable Governmental Authorizations under existing rules of a Governmental Authority (including Environmental Laws) that are required to be obtained by or on behalf of the Project Company for the ownership, operation and maintenance of the Project.

6.11 Operation of the Project.

(a) Cause the Project Company to cause the Project to be kept and operated, in good operating condition consistent with the applicable standards set forth in Section 7.0 of the Operating Agreement, all Applicable Governmental Authorizations and all Laws and all applicable requirements of the Material Project Documents, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep and operate the Project in such condition.

(b) Cause the Project Company to replace or consent to the replacement of the Operator if the Operator is in default of the Operating Agreement, upon receipt of notice from the Administrative Agent to the effect that, in the reasonable opinion of the Required Lenders and in consultation with the Lenders’ Technical and Environmental Consultant after consultation with the Borrower, the Operator has failed to perform any material obligations set forth therein.

(c) Cause the Project Company to adopt and put in place a final Operating Budget or Default Budget (as defined in the Operating Agreement) prior to the Conversion Date and prior to the beginning of each calendar year following the Conversion Date and a draft Operating Budget 90 days prior to the beginning of each calendar year following the Conversion Date; provided that, without the approval of the Required Lenders, the Borrower shall not vote in favor of accepting an Operating Budget pursuant to Section 5.2(a)(xx) of the Project Company LLC Agreement.

6.12 Books and Records. (a) Maintain and cause the Project Company to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied, in all material respects, shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or the Project Company (as applicable) and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or the Project Company (as applicable).

6.13 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, such inspection right shall not be exercised more than once per year and not more than three (3) Business Days per inspection unless an Event of Default is then continuing; provided that, when an Event of Default is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b) Use commercially reasonable efforts to procure access for representatives and independent contractors (including the Lenders’ Technical and Environmental Consultant) of the Administrative Agent to visit and inspect the properties of the Project Company, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Project Company; provided that, such inspection right shall not be exercised more than once per year (or four (4) times per year in the case of the Lenders’ Technical and Environmental Consultant) and not more than three (3) Business Days per inspection (in each case, not including any inspection rights necessary or desirable in connection with the Lenders’ Reliability Test) unless an Event of Default is then continuing.

6.14 Use of Proceeds.

(a) Use the proceeds of the Term Loans solely to (i) make a capital contribution from the Borrower to the Project Company to be used solely for payment of Project Costs, (ii) pay Debt Service during construction, (iii) pay financing costs associated with the Transaction, (iv) fund the Debt Service Reserve Account in an amount up to the Debt Service Reserve Required Amount, and (v) on the Conversion Date, apply such proceeds in accordance with the Depositary Agreement.

(b) Not use or permit the use of the proceeds of any Loan to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.15 Collateral Matters.

(a) Unless otherwise prohibited by the Project Company LLC Agreement, upon the acquisition of any property by any Loan Party, if such property shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then such Loan Party shall, at the Borrower’s expense:

(i) within ten (10) days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Required Lenders,

(ii) within twenty (20) days after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of UCC Code financing statements) may be necessary or advisable in the opinion of the Administrative Agent and Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties and (y) deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Required Lenders as to the matters contained in clause (ii) above.

(b) At any time upon request of the Administrative Agent or Collateral Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or Collateral Agent may reasonably request to perfect and preserve the Liens, of the Collateral Documents.

(c) Maintain the Project Accounts and deposit all Revenues and other amounts received into the Project Accounts, in accordance with the Depositary Agreement.

6.16 Project Company LLC Agreement and Fundamental Matter Approval.

(a) Obtain and act in accordance with the Required Lenders’ approval with respect to (i) all fundamental matters listed in Section 5.2 of the Project Company LLC Agreement or (ii) electing to participate in a Capital Project pursuant to Section 12.1 of the Project Company LLC Agreement.

(b) Perform and observe all material terms and provisions of the Project Company LLC Agreement to be performed or observed by it and maintain the Project Company LLC Agreement in full force and effect, and enforce its rights under the Project Company LLC Agreement in accordance with its material terms.

6.17 Lenders’ Reliability Test. (a) No later than Mechanical Completion (as defined in the Liquefaction EPC Contract and the Storage Tank EPC Contract), deliver to the Administrative Agent and the Lenders’ Technical and Environmental Consultant the corresponding commissioning procedures for the Project, specific procedures for conducting, and minimum performance standards for, each of the three stages of the Lenders’ Reliability Test and (b) within ten (10) days following the completion of each stage of the Lenders’ Reliability Test, deliver to the Administrative Agent and the Lenders’ Technical and Environmental Consultant the results of the applicable stage of the Lenders’ Reliability Test.

6.18 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents and (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

6.19 Information Regarding Collateral. Not affect any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or organizational structure or (iii) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent and Collateral Agent not less than 30 days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent or Collateral Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent and Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.20 Anti-Corruption Laws. (a) Conduct its businesses in compliance with applicable anti-corruption laws, Sanction laws and the USA Patriot Act and other applicable anti-money laundering laws and (b) ensure that the proceeds of any Loans are not (i) used, directly or indirectly, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, as amended, or other similar legislation in other jurisdiction.

6.21 Distribution of Available Cash. Cause the Project Company to distribute the Equity Percentage of the Available Cash (as defined under the Project Company LLC Agreement) to the Borrower, and not cause the Project Company to subject Available Cash to any restrictions on distribution.

6.22 Secured Hedge Agreements. Enter into, or be assigned, Secured Hedge Agreements for at least the Required Hedge Amount within forty-five (45) days of the Closing Date with one or more Hedge Banks on terms and conditions reasonably satisfactory to the Required Lenders. Thereafter, until the Maturity Date, the Borrower shall maintain Secured Hedge Agreements in full force and effect for not less than the Required Hedge Amount. The Borrower shall partially terminate one or more Secured Hedge Agreements in a proportionate amount equal to any voluntary or mandatory prepayment or other reduction in Commitments pursuant to Section 2.04, subject to Section 2.06(c).

6.23 Separateness. Comply with the following:

(a) maintain accounts separate from those of any Affiliate of the Sponsor with commercial banking institutions and not commingle its funds with those of the Sponsor or any other Affiliate of the Sponsor;

(b) act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses and not identify itself as a department or division of any other entity;

(c) conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, checks, purchase orders, and contracts) and correct any known misunderstanding regarding its separate identity;

(d) obtain proper authorization from member(s), director(s) and manager(s) as required by its limited liability company agreement for all of its limited liability company actions; and

(e) maintain accurate books and records separate from any other Person;

(f) pay its own liabilities out of its own funds;

(g) allocate fairly and reasonably any overhead for shared expenses; and

(h) comply with the terms of its limited liability company agreement.

6.24 Delivery of Additional Project Documents. After the entry into any Additional Project Document, Additional Offtake Agreement or Replacement Project Document and receipt of a copy of such by the Borrower, deliver a copy of such Additional Project Document, Additional Offtake Agreement or Replacement Project Document to the Administrative Agent.

6.25 Pre-Existing Bank Account. Close the Pre-Existing Bank Account on or prior to the first Borrowing of the Term Loans and, upon closing the Pre-Existing Bank Account, transfer all funds on deposit therein into the Construction Account.

6.26 Payment of Fees. On the earlier of the first disbursement of the Term Loans or the date 30 days following the Closing Date:

(a) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the such date shall have been paid, (ii) all fees required to be paid to the Lenders on or before such date shall have been paid and (iii) all other fees required to be paid on or before such date in accordance with any Fee Letter shall have been paid.

(b) Without duplication of the fees contemplated by the preceding clause (a), the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) and all other costs and expenses then due and payable by the Borrower pursuant to this Agreement and the Fee Letters, to the extent invoiced at least three (3) Business Days prior to such date, plus such additional amounts of such fees, charges and disbursements of such counsel as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the date of such Borrowing (provided that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

6.27 Project Accounts. Cause the Project Accounts to be established within thirty (30) days following the Closing Date.

Notwithstanding anything to the foregoing in this Article VI, with respect to any affirmative covenants that seek to require actions of Project Company (including any such actions that require an agreement to be in form and substance satisfactory to the Required Lenders), the Borrower’s obligation shall be to vote its interest in the Project Company to cause such actions, but it shall not be a violation of such covenant by the Borrower if such actions cannot be required to be taken by the Project Company due to the Borrower’s inability to exercise its voting rights or inability to cause such action under the Project Company LLC Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnity obligations not due and payable):

7.01 Liens.

(a) The Borrower shall not create, assume or suffer to exist any Lien upon any of its property, real or personal, whether now owned or hereafter acquired, except Permitted HoldCo Liens.

(b) The Borrower shall not cause or permit the Project Company to create, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, real or personal, whether now owned or hereafter acquired, except Permitted Project Company Liens.

7.02 Indebtedness.

(a) The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents and other Obligations (including Secured Hedge Agreements);

(ii) to the extent constituting Indebtedness, obligations under the Material Project Documents; and

(iii) intercompany Indebtedness subordinated on terms and conditions set forth in Exhibit L or otherwise satisfactory to the Required Lenders.

(b) The Borrower shall not cause or permit the Project Company to create, incur, assume or suffer to exist any Indebtedness, except:

(i) to the extent constituting Indebtedness, obligations under the Material Project Documents or any Non-Material Documents;

(ii) to the extent constituting Indebtedness, any derivative contract required pursuant to Indebtedness permitted pursuant to Section 7.02(b)(i); and

(iii) trade indebtedness incurred in the ordinary course of developing the Project and operating the Project (but not for borrowed money) and not more than ninety (90) days past due; and

(iv) to the extent constituting Indebtedness, obligations in an aggregate amount not exceeding $10,000,000, pursuant to Section 5.2(a)(xviii) of the Project Company LLC Agreement.

7.03 Investments.

(a) The Borrower shall not make or hold any Investments, except:

(i) Investments held by the Borrower in the Project Accounts in the form of Cash Equivalents;

(ii) Investments by the Borrower in the Project Company pursuant to the Project Company LLC Agreement; and

(iii) to the extent constituting Investments, Permitted Swap Contracts;

(b) The Borrower shall not cause or permit the Project Company to make any Investments held by the Project Company in the Project, except:

(i) Investments in the ordinary course of business;

(ii) Investments contemplated by the Operating Budget;

(iii) Investments in connection with an Emergency (as defined in the Operating Agreement);

(iv) any deposit and securities accounts (if any); and

(v) Investments not to exceed $1,000,000 in any year.

7.04 Fundamental Changes. The Borrower shall not, and shall not cause or permit the Project Company to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05 Dispositions.

(a) The Borrower shall not make any Disposition, except:

(i) Dispositions constituting Investments permitted by Section 7.03(a) to the extent required by Section 6.22; and

(ii) Dispositions constituting Restricted Payments permitted by Section 7.06; and

(b) The Borrower shall not cause or permit the Project Company to make any Disposition, except:

(i) Dispositions pursuant to the Offtake Agreements in the ordinary course of business;

(ii) Dispositions constituting Restricted Payments under Section 7.06;

(iii) Dispositions in connection with an Emergency (as defined in the Operating Agreement);

(iv) Dispositions constituting Investments permitted by Section 7.03(b);

(v) Dispositions, in the aggregate less than $1,500,000, that are:

(A) contemplated by Section 12.1 of the Operating Agreement; and

(B) surplus, obsolete, worn out or replaced personal property not used or useful in the construction or operation of the Project at fair market value (provided that in any fiscal year the Project Company may rely on this clause (v) only in respect of dispositions of such assets having aggregate proceeds of up to $1,000,000 and, in respect of any such dispositions in excess of such permitted amount, such excess disposition shall require confirmation from the Lenders’ Technical and Environmental Consultant that such assets are not required for the continued operation of the Project; and

(vi) Dispositions other than in respect of clauses (i) through (v) above, not to exceed $3,000,000 in any year.

7.06 Restricted Payments.

(a) The Borrower shall not declare or make, directly or indirectly, any Restricted Payment, unless each of the following conditions has been satisfied at the time of the making of such Restricted Payment:

(i) the Conversion Date has occurred and the Scheduled Repayment Amount on the First Repayment Date has been made;

(ii) no Default or Event of Default has occurred and is continuing or would occur as a result of making such Restricted Payment;

(iii) the Debt Service Reserve Account has been fully funded in accordance with the Depositary Agreement;

(iv) (A) the then applicable Target Debt Balance has been achieved, (B) the Debt Service Coverage Ratio is greater than or equal to 1.20:1 for the preceding twelve months from the applicable Repayment Date (or such shorter number of months, if applicable, from the Conversion Date) and (C) the Projected Debt Service Coverage Ratio based on Contracted Cash Flows for the succeeding twelve months from the applicable Repayment Date shall be greater than or equal to 1.20:1;

(v) all mandatory prepayments (if any) have been made in accordance with Section 2.05(b);

(vi) any such Restricted Payment is made from funds on deposit in the Distribution Account in accordance with the Depositary Agreement; and

(vii) the Completion Reserve Account has been fully funded in an amount at least equal to the then applicable Required Completion Reserve Amount (if any) less any amounts withdrawn from the Completion Reserve Account pursuant to Section 3.03(h) of the Depositary Agreement;

(viii) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that the conditions set forth in clauses (a)(i) through (a)(vii) have been satisfied as of the date of any such Restricted Payment (including relevant supporting calculations in respect of clause (a)(iv) above).

(b) Notwithstanding the foregoing, in accordance with Section 3.03(j)(i) of the Depositary Agreement, the Borrower shall be permitted to make Permitted Tax Distributions so long as (i) no Default or Event of Default has occurred and is continuing or would occur as a result of making such Restricted Payment and (ii) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying as to the matters contemplated in the foregoing clause (i) and setting forth applicable supporting calculations as to the amount of any such Permitted Tax Distribution.

(c) The Borrower shall not permit the Project Company to declare or make, directly or indirectly, any Restricted Payment to or in favor of any Person other than the Borrower, Enterprise and any other members of the Project Company, except in accordance with the Project Company LLC Agreement.

(d) [Reserved].

(e) Notwithstanding the foregoing, in accordance with Section 3.03(a)(ii)(E) of the Depositary Agreement, the Borrower shall be permitted to make a Restricted Payment on the Conversion Date so long as (i) no Default or Event of Default has occurred and is continuing or would occur as a result of making such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Debt to Equity Ratio does not exceed 50:50 and (iii) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying as to the matters contemplated in the foregoing clauses (i) and (ii).

7.07 Conduct of Business. The Borrower shall not engage in any business or activity other than (i) ownership of the Equity Interests issued by the Project Company and activities reasonably related thereto, including exercise of its rights and performances of its obligations under the Project Company LLC Agreement, (ii) entering into the Loan Documents and performance of its obligations thereunder and (iii) activities incidental to the business or activities described in the foregoing clauses (i) and (ii). The Borrower shall not form or hold any Subsidiary, become a general or limited partner in any partnership or become a party to a joint venture (other than as a member of the Project Company). The Borrower will not own any assets other than as indicated in Section 5.08(c). The Borrower shall not permit the Project Company to engage in any business or activity other than design, construction, operation and maintenance of the Project, and any activities reasonably related thereto, including (i) exercise of its rights and performances of its obligations under the Material Project Documents and (ii) any other business that is permitted in accordance with the Project Company LLC Agreement.

7.08 Transactions with Affiliates. The Borrower shall not, and shall not permit or cause the Project Company to enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not prohibit Restricted Payments permitted by Section 7.06.

7.09 Burdensome Agreements. The Borrower shall not, and shall not permit or cause the Project Company to enter into or permit to exist any Contractual Obligation that limits the ability of any Loan Party to create, incur, assume or suffer to exist Liens to secure the Obligations or any refinancings or replacements thereof.

7.10 Financial Covenant. At the end of each fiscal quarter following the Conversion Date, the Borrower shall not permit the Debt Service Coverage Ratio for the period of the prior 12 months (or the number of months since the Conversion Date, if less) or the Projected Debt Service Coverage for the next 12 months to be less than 1.10:1; provided that, such financial covenant shall not be tested until the second full fiscal quarter of the Borrower following the Conversion Date.

7.11 Amendments of Organization Documents. The Borrower shall not, and shall not permit or cause the Project Company to amend any of its Organization Documents in a manner materially adverse to the Lenders.

7.12 Change in Fiscal Year. The Borrower shall not, and shall not permit or cause the Project Company to make any change in (i) fiscal year or (ii) its accounting or financial reporting policies, in each case, other than as permitted in accordance with GAAP or as required by applicable law.

7.13 Amendment, Etc. of Material Project Documents, and Indebtedness. Except to the extent permitted under Section 6.06, the Borrower shall not, and shall not permit or cause the Project Company to (a) cancel, suspend or terminate or permit the termination of, or cause or permit the Project Company to cancel, suspend or terminate or permit the termination of, any Material Project Document, or any other document entered in connection therewith (including the

Operating Budget) or consent to, or accept any cancellation, suspension or termination thereof or (b) amend, modify or change, or cause or permit the Project Company to amend, modify or change, in any manner any term or condition of any Material Project Document or any other document entered in connection therewith (including the Operating Budget) or give any consent, waiver or approval thereunder (except as may be expressly permitted in the Operating Agreement). The Borrower shall not permit the Project Company to enter into or become a party to any Additional Project Document, Additional Offtake Agreement or Replacement Project Document, except (i) with the prior written consent of the Required Lenders, not to be unreasonably withheld, conditioned or delayed, (ii) in the name of the Project Company and (iii) upon delivery to the Administrative Agent of the documents required pursuant to Section 6.24. If the Borrower is not permitted to vote on entry into an Additional Offtake Agreement but is permitted to provide comments pursuant to Section 4.9.1 of the Operating Agreement or otherwise and such Additional Offtake Agreement will not be an Increase Commitment Offtake Agreement, the Borrower’s comments shall recommend that the Offtake Agreement provides that the counterparties to Commitment Offtake Agreements receive priority with respect to loading and berthing and that the Additional Offtake Agreement does not otherwise result in any violation of any material term or provision of the Commitment Offtake Agreements.

7.14 ERISA. No Loan Party shall become an ERISA Affiliate of the Project Company. No Loan Party or the Project Company shall contribute to or has any liability (actual or contingent) under or with respect to any employee benefit plan (as defined in Section 3(3) of ERISA, including without limitation any Pension Plan or Multiemployer Plan of a Loan Party, the Project Company or any ERISA Affiliate of the Loan Party or Project Company, other than Indirect Project Company Obligations.

7.15 Swaps. The Borrower shall not enter into any Swap Contract, except for any Secured Hedge Agreement in accordance with Section 6.22.

7.16 Sale and Leasebacks. The Borrower shall not, and shall not permit the Project Company to, enter into any arrangement with any Person providing for the leasing by the Project Company of real or personal property that has been or is to be sold or transferred by the Project Company to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Project Company.

7.17 Other Accounts.

(a) The Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account other than the Project Accounts, the Operating Local Account and the Pre-Existing Bank Account.

(b) The Borrower shall not change the name or account number of any of the Project Accounts without the prior written consent of the Administrative Agent and the Collateral Agent.

7.18 Tax Status. The Borrower shall not take any affirmative action (including the filing of an IRS Form 8832 electing to be classified as an association taxable as a corporation) to be treated as other than a partnership or disregarded entity for U.S. federal, state or local income tax purposes.

7.19 Applicable Governmental Authorizations.

(a) The Borrower shall not take, and shall not permit the Project Company to take, any action or inaction that would reasonably be expected to result in a material violation of any necessary Applicable Governmental Authorization or subject the Project, the Project Company, the Borrower, or any of its Affiliates to material liabilities thereunder.

(b) The Borrower shall not, and shall not cause the Project Company to, take any action or fail to act in any manner that would cause the Administrative Agent, the Collateral Agent, or the Lenders or any Affiliate of any of them to become, solely as a result of design, construction, operation and maintenance of the Project or the delivery or performance of any Loan Document or any transaction contemplated therein, subject to regulation under the ICA or Texas laws or any regulations promulgated thereunder, except to the extent required by the exercise of remedies under the Loan Documents.

(c) The Borrower shall not take, and shall not cause the Project Company to take, any action or fail to act in any manner that would subject it or the Project Company to or cause it or the Project Company to not otherwise be exempt from, regulation as a “common carrier” under the ICA or any similar term under any Texas laws or any regulations promulgated under any of the foregoing.

7.20 Acceptance. The Borrower shall not, and shall not permit the Project Company to, accept or approve (i) Final Acceptance (as defined in the Liquefaction EPC Contract) under the Liquefaction EPC Contract, (ii) the results of any performance test under any EPC Contract or (iii) the procedures for conducting any performance tests under any EPC Contract, in each case, without the approval of the Required Lenders (acting in consultation with the Lenders’ Technical and Environmental Consultant); provided such approval shall not be unreasonably withheld, conditioned or delayed.

7.21 Sanctions; Anti-Corruption Use of Proceeds. No Loan or DSR Letter of Credit, nor the proceeds from any Loan or DSR Letter of Credit, has been or will be used by the Borrower (A) to lend, contribute to, provide financing for or otherwise fund any activity or business in any Designated Jurisdiction, (B) to fund any activity or business of any Person organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or (C) in any other manner that will result in any violation by any party to any Loan Document (including any Lender, the Arrangers or the Administrative Agent) of Sanctions.

Notwithstanding anything to the foregoing in this Article VII, with respect to any negative covenants that seek to prohibit certain actions of Project Company, the Borrower’s obligation shall be to vote its interest in the Project Company to prohibit such actions, but it shall not be a violation of such covenant by the Borrower if such actions are taken by the Project Company due to the Borrower’s inability to exercise its voting rights or inability to prohibit such action under the Project Company LLC Agreement.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (as to legal existence), 6.09, 6.14, 6.16, or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement not specified in Section 8.01(a) or (b) above contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of notice from the Administrative Agent or actual knowledge of any Loan Party; provided that such initial cure period specified above shall be extended to such date not to exceed ninety (90) days in the aggregate to the extent necessary for such Person (acting diligently) to cure such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made by any Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be materially inaccurate when made and such inaccuracy has not been cured within 45 days after the earlier of notice from the Administrative Agent or actual knowledge of any Loan Party; provided that such initial cure period specified above shall be extended to such date not to exceed sixty (60) days in the aggregate to the extent necessary for such Person (acting diligently) to cure such breach; or

(e) Cross-Default. (i) Any Loan Party or the Project Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after giving effect to any applicable period of grace) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and as a consequence of such failure to perform such Indebtedness has become, or has been declared, due and payable before its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. (i) Any Subject Party (A) files a petition or otherwise commences, authorizes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or (B) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed with respect to any Subject Party without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any Subject Party or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; (iv) any Subject Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (v) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Subject Party and is not released, vacated or fully bonded within 60 days after its issue or levy (any of the events contemplated in this clause (f), with respect to any such Person, a “Bankruptcy Event”); provided that, no Event of Default shall occur as a result of such circumstance in respect of a Subject Party that is a Material Project Party to the extent that the Material Project Party shall have entered into a Replacement Material Project Document in accordance with the requirements set forth in Section 6.06 with an alternative Subject Party, in each case, within 90 days after the commencement of such involuntary proceeding or petition; provided further that, no Event of Default shall occur as a result of such circumstance in respect of a Subject Party, other than the Project Company, that is a party to an Additional Project Document (to the extent that such circumstance could not reasonably be expected to have a Material Adverse Effect); or

(g) Judgments. There is entered against any Loan Party or the Project Company (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and has not issued a written notice disputing coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) Invalidity of Transaction Documents or Security Interest. (i) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate thereof contests in any manner the validity or enforceability of any provision of any Transaction Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Transaction Document, or purports to revoke, terminate or rescind any provision of any Transaction Document or (ii) any Collateral Document shall for any reason (other than pursuant to the express terms thereof) cease to create a valid and perfected Lien in any material respect, with the priority required by the Collateral Documents, or the Collateral Agent shall cease to have a valid, perfected, first priority (except Permitted Liens or except as a result of the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities or negotiable instruments pledged under the Collateral Documents which does not arise from a breach by a Loan Party of its obligations under the Transaction Documents) security interest in any material respect in or Lien on any Collateral; provided that, for the avoidance of doubt, any economic dilution of the Borrower’s Equity Interests in the Project Company in accordance with the Project Company LLC Agreement shall not constitute a Default or Event of Default; or

(i) Change of Control. Any Change of Control occurs; or

(j) Conversion Date. The Conversion Date has not occurred by the Date Certain; or

(k) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or is reasonably be expected to result in liability of the Borrower to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(l) Failure to Make Capital Contributions. The Borrower shall have failed to make capital contributions to the Project Company when and as required by the Project Company LLC Agreement, except where there is a good faith dispute with respect to such capital contribution under the Project Company LLC Agreement;

(m) Rejection or Modification of an Applicable Governmental Authorization. Any Applicable Governmental Authorization required for the Project is rejected or modified, except to the extent the Borrower demonstrates to the reasonable satisfaction of the Required Lenders, within 60 days of such rejection or modification, that either (i) such rejection or modification could not reasonably be expected to have material adverse effect on the ownership, operation, business, assets, liabilities, results of operations, financial condition or value of the Project Company, taken as a whole, or (ii) such Applicable Governmental Authorization has expired in accordance with its terms, is no longer necessary or has been replaced; provided, that such 60-day period may be extended until the date that is 105 days following such rejection or modification so long as (A) the Project Company is diligently appealing (or causing to be appealed) such modification or rejection; (B) the Project Company can demonstrate to the reasonable satisfaction of the Required Lenders that such Applicable Governmental Authorization can be replaced within 105 days following such modification or rejection or such other reasonable time period acceptable to the applicable Governmental Authority in relation to such Applicable Governmental Authorization (including a circumstance under which such applicable Governmental Authority allows the Project to continue to be constructed or operate pending issuance of such replacement Applicable Governmental Authorization); (C) the Project Company continues to construct or operate the Project otherwise in compliance with other Laws, including the Environmental Laws; and (D) and such extension could not reasonably be expected to have a Material Adverse Effect; or

(n) Project Abandonment. (i) Abandonment of all or substantially all of the activities related to the Project for a period of 90 consecutive days, other than (x) as a result of a force majeure event (as defined under the relevant Material Project Document) or (y) in connection with any scheduled maintenance, repairs, forced or scheduled outages; or (ii) a formal, public announcement by the Project Company of a decision to abandon the Project; or (iii) any filing by the Project Company with a Governmental Authority giving notice of the intent or requesting authority to abandon the Project for any reason; or (iv) the suspension of construction of the Project for a period of 90 consecutive days, other than (x) as a result of a force majeure event (as defined under the relevant Material Project Document) or (y) in connection with any scheduled maintenance, repairs, forced or scheduled outages; or

(o) Material Project Documents Termination. Any Material Project Document (other than any Additional Project Document to the extent its failure to be valid, binding, or in full force and effect could not reasonably be expected to have a Material Adverse Effect) shall cease to be valid, binding or in full force and effect, and such cessation continues for 60 consecutive days following the earlier of notice from the Administrative Agent or Knowledge of the Borrower of such cessation, unless such Material Project Document (other than the Terminal Services Agreement) is no longer necessary, has expired under its own terms or has been replaced within such 60 day period by a Replacement Project Document in accordance with Section 6.06; provided that, such initial cure period of 60 days shall be extended by an additional 45 days (for an aggregate period of 105 days) to the extent the Loan Parties or the Project Company are acting diligently to cure such cessation and such extension could not reasonably be expected to have a Material Adverse Effect; or

(p) Event of Loss. The occurrence of any Event of Loss affecting all or substantially all of the Project Company’s property without fair value being paid therefor such as to allow prepayment in full of all Obligations then outstanding.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that, upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lenders)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and other Obligations then owing under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

8.04 Equity Cure Right. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower fails to comply with the Financial Covenant, after the end of the applicable fiscal quarter and on or prior to the day that is ten (10) Business Days after the day on which the Compliance Certificate is required to be delivered pursuant to Section 6.02(a), the Borrower shall have the right to apply the amount of the proceeds of any common equity contributions made to the Borrower to increase Revenues with respect to the applicable fiscal quarter of the Borrower (the “Cure Right”); provided that (a) such proceeds are actually received by the Borrower after the end of the applicable fiscal quarter and on or prior to the day which is ten (10) Business Days after the date on which the Compliance Certificate is required to be delivered pursuant to Section 6.02(a), (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Revenues) (the “Cure Amount”) the breach of the Financial Covenant for the applicable period, (c) the Cure Right shall not be exercised more than three (3) times in the aggregate during the term of this Agreement and (d) in each period of four consecutive fiscal quarters of the Borrower there shall be at least two (2) fiscal quarters during which the Cure Right is not exercised. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenant and shall not result in any adjustments to any amounts, other than the amount of Revenues referred to in the immediately preceding sentence.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints ING Capital LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor Holdings shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided further that the Administrative Agent shall not be liable for exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Loan Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Loan Document, other than by reason of its gross negligence or willful misconduct;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f) shall not be liable, including, without limitation, for negligence or any other category of liability whatsoever (but not including any claim based on the fraud of the Administrative Agent) arising as a result of (i) any act, event or circumstance not reasonably within its control or (ii) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action;

(g) shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Administrative Agent for that purpose; and

(h) shall not be liable for any action taken by it under or in connection with Section 3.01(e).

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents and no Party (other than the Administrative Agent) may take any proceedings against any officer, employee or agent of the Administrative Agent in respect of any claim it might have against the Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document and any officer, employee or agent of the Administrative Agent may rely on this clause.

9.06 Resignation of the Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (which consent shall not be unreasonably withheld or delayed and shall not be required during an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, or signed by the Administrative Agent acting with the consent of the Required Lenders, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01, Section 4.03 or the definition of “Commitment Availability” without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated or reduced pursuant to Section 2.04, 2.07 or 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) (i) approve the release of the Lien over any Equity Interests of the Borrower or (ii) the release of substantially all of the Collateral, in each case, in any transaction or series of related transactions, without the written consent of each Lender;

(g) release any Loan Party from the Loan Documents, without the written consent of each Lender;

(h) amend, modify or waive any provision of Section 2.13 without the written consent of each Lender;

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(j) amend or modify the definition of “Commitment Availability” or “Target Debt Balance” without the written consent of each Lender;

and provided further that, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything herein to the contrary, the Loan Parties and the Administrative Agent may (but shall not be obligated to) amend or supplement any Loan Document without the consent of any Lender (1) to cure any ambiguity, defect or inconsistency which is not material, (2) to make any change that would provide any additional rights or benefits to the Lenders, (3) to make, complete or confirm any grant of Collateral permitted or required by any of the Collateral Documents, including to secure any Indebtedness permitted under Section 7.02 that may be secured by a Permitted HoldCo Lien on the Collateral, or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents, (4) to revise any schedule to reflect any change in notice information, (5) to revise the account numbers for each of the Project Accounts as may be necessary to reflect the replacement of the Administrative Agent or as may be required by internal procedures of the Administrative Agent or the Depository Bank or (6) to revise the name of the Collateral Agent on any UCC financing statement or other Collateral Document as may be necessary to reflect the replacement of the Administrative Agent.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.12; provided that, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 10.12 (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications delivered or furnished to it hereunder by electronic communication pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and one local counsel in any appropriate jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not they became effective or the transactions contemplated hereby or thereby shall be consummated); and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and one law firm for all Lenders, taken as a whole (and, in the case of an actual or reasonably perceived conflict of interest, of another firm of counsel for all affected Lenders) and one local counsel in any appropriate jurisdiction) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one law firm for all Indemnitees, taken as a whole, and if appropriate, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or reasonably perceived conflict of interest, of another firm of counsel for all affected Indemnitees)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party but excluding such Indemnitee and its Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from the Project or any property owned, leased or operated by the Borrower or the Project Company, or any Environmental Liability related to the Borrower or the Project Company or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or Holdings or any of the Borrower’s or Holdings’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee. Each Indemnitee pursuant to this Section 10.04(b), within thirty (30) days after the receipt by it of notice of any claim for which indemnity may be sought by it or by any Person controlling it from the Borrower on account of the agreements contained in this Section 10.04(b), shall notify the Borrower in writing of the commencement thereof; provided, that failure to so notify shall not prejudice any claim for which indemnity may be sought except to the extent that the Borrower is harmed thereby Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims and damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans and unused Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage of the Aggregate Commitment (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. Subject to Section 10.07, no Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.04 shall be payable thirty (30) days after receipt of demand therefor.

(f) Survival. The agreements in this Section 10.04 and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party for any reason, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall automatically be reinstated and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Borrower shall pay the Lenders on demand all reasonable and documented costs and expenses (including reasonable and documented fees, expenses and disbursements of one counsel for all the Lenders) incurred by the Lenders in connection with the return of such funds by the Lenders, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor Holdings may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest in accordance with Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans); provided that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) prior to the Conversion Date, the consent of the Borrower shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) following the Conversion Date, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(C) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided further that, such fee shall not apply to any transfers under Section 9.09. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms required pursuant to Section 3.01.

(v) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and, with respect to its interests only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Eligible Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (b) through (h) and (j) in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.12 as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and, stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding any other provisions of this Section 10.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to a Federal Reserve Bank or other central bank (whether in the United States or any other jurisdiction) and to the extent required or requested by any regulatory authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority of such Person), to the extent practicable and not prohibited by applicable law, to inform the Loan Parties promptly thereof), (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such disclosing Person agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority of such Person), to the extent practicable and not prohibited by applicable law, to inform the Loan Parties promptly thereof), (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.07 and subject to the acknowledgement and acceptance by such party or prospective party or assignee or participant or prospective assignee or participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Arrangers or customary market standards for dissemination of such type of information, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (f) on a confidential basis to (i) any sub-agent insurance broker, provider of credit protection, (ii) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (g) with the prior written consent of the Borrower or (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.07 or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Sponsor, the Loan Parties, the Project Company or any of their respective Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the Administrative Agent, Depositary Bank and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Sponsor, the Loan Parties or the Project Company relating to such Persons or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Sponsor, the Loan Parties or the Project Company. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Sponsor, the Loan Parties or the Project Company, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. There are no unwritten oral agreements among the parties. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR HOLDINGS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.17 USA PATRIOT Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, in each case at least five days prior to the Closing Date. For the avoidance of doubt, nothing in this Agreement shall oblige the Administrative Agent to carry out (i) any “know-your-customer” or other checks in relation to any person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be lawful for any Lender, in each case, on behalf of any Lender. Each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that such Lender may not rely on any statement in relation to such checks made by the Administrative Agent. At least five days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, it shall deliver a Beneficial Ownership Certification to the Administrative Agent.

10.18 Acknowledgment and Consent to Bail-In of EEA Financial Institution. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.19 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, any other Loan Document, any Secured Hedge Agreement or any other document, certificate or instrument executed, furnished or delivered by the Loan Parties or the Sponsor pursuant hereto or thereto, (a) none of the Secured Parties shall have any claims with respect to any Loan Document or any of the transactions contemplated by the Loan Documents or the Secured Hedge Agreements against any of the Affiliates of the Borrower (except Holdings, to the extent expressly set forth in the Loan Documents to which Holdings is party), any present or future holders (direct or indirect) of equity interests in the Borrower (except, in each case, as set forth under the Loan Documents to which any such direct or indirect holder of equity interests is a party), or any shareholders, partners, members, officers, directors, employees, representatives, controlling persons, executives or agents of the Borrower or any of its Affiliates (other than Holdings, to the extent expressly set forth in the Loan Documents to which Holdings is a party) or any of the foregoing (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby, (b) no judgment for any deficiency upon the obligations hereunder or under the other Loan Documents shall be obtainable by any Secured Party against the Non-Recourse Persons, (c) none of the Secured Parties shall have any claims with respect to any Loan Document or any of the transactions contemplated by the Loan Documents or the Secured Hedge Agreements against Holdings (except to the extent of Holdings’ ownership interest in the Borrower and any claims that may arise against Holdings under the Pledge Agreement to the extent expressly set forth in the Pledge Agreement), (d) without limiting the preceding clause (c), Holdings’ liability in respect of its obligations under the Pledge Agreement shall be limited to the Holdings Collateral (as defined in the Pledge Agreement), including any proceeds arising from the sale thereof upon the Administrative Agent’s exercise of rights and remedies under the Pledge Agreement, and no recourse shall be had against Holdings or any of Holdings’ assets other than such Holdings Collateral (whether now owned or hereafter acquired) for the payment of the Obligations or otherwise in satisfaction of Holdings’ obligations under the Pledge Agreement, including the payment of any deficiency arising following the disposition of the Holdings Collateral and (e) except as set forth in the preceding clauses (c) and (d), no judgment for any deficiency upon the obligations under the other Loan Documents shall be obtainable by any Secured Party against Holdings; provided that the foregoing provisions of this Section 10.19 shall not (i) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Loan Document or any Secured Hedge Agreement and the same shall continue (but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed or performed, (ii) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Collateral Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral), (iii) limit or restrict the right of the Administrative Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name the Borrower as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Loan Document or any Secured Hedge Agreement, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be obtainable against any Non-Recourse Person, (iv) release any Non-Recourse Person from liability (to the extent it would otherwise be liable) for its own intentional fraud (which, for the avoidance of doubt, shall not include innocent or negligent misrepresentation), (v) limit the right of any Secured Party to name any Non-Recourse Party as a party to any action to the extent necessary to enforce this Agreement, any other Loan Document, any Secured Hedge Agreement or any Lien or security interest in the Collateral, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, or (vi) release the Borrower from its obligations under this Agreement or any other Loan Document. The limitations on recourse set forth in this Section 10.19 shall survive the repayment in full of the Obligations, the termination of any Commitments hereunder and the earlier termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NAVIGATOR ETHYLENE TERMINALS LLC,
as Borrower

By:	Navigator Terminal Invest Limited, its sole member

By:	/s/ Niall Nolan
Name:	Niall Nolan
Title: Chief Financial Officer

By:	/s/ Kamaran Jomah
Name: Kamaran Jomah
Title: Financial Planning & Analysis Manager

ING CAPITAL LLC,
as Administrative Agent

By:	/s/ Hans Beekmans
Name:Hans Beekmans
Title: Director

By:	/s/ Subha Pasumarti
Name:Subha Pasumarti
Title:Managing Director

ING CAPITAL LLC,
as a Term Lender and Issuing Lender

By:	/s/ Hans Beekmans
Name: Hans Beekmans
Title: Director

By:	/s/ Subha Pasumarti
Name:	Subha Pasumarti
Title:	Managing Director

SG Americas Securities LLC,
as a Term Lender

By:	/s/ Roberto S Simon
Name:	Roberto S Simon
Title:	Managing Director